AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELECTROCORE, INC.

NEXUS MERGER SUB INC.

and

NEUROMETRIX, INC.

DATED AS OF

DECEMBER 17, 2024

TABLE OF CONTENTS (Continued)

ii

TABLE OF CONTENTS (Continued)

Section 8.6	Assignment	67
Section 8.7	Notices	68
Section 8.8	Severability	68
Section 8.9	Fees and Expenses	69
Section 8.10	Construction.	69
Section 8.11	Counterparts; Signatures	70

EXHIBITS
Exhibit A	Definitions
Exhibit B	Contingent Value Rights Agreement
Exhibit C	Certificate of Incorporation of the Surviving Corporation
Exhibit D	Bylaws of the Surviving Corporation
Exhibit E	Form of Resignation Letter

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 17, 2024 (the “Agreement Date”) by and among electroCore, Inc., a Delaware corporation (“Parent”), Nexus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and NeuroMetrix, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Voting Agreement, the CVR Agreement, and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the board of directors of Parent has approved, adopted and declared advisable the execution, delivery and performance of this Agreement, the Voting Agreement, the CVR Agreement, and the consummation of the Transaction;

WHEREAS, the board of directors of the Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (ii) approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain directors and officers of the Company, in their capacity as stockholders of the Company, have entered into a voting and support agreement (the “Voting Agreement”) in connection with the Merger pursuant to which such stockholders will, among other things, vote their shares of Company Common Stock in favor of the adoption of this Agreement and take certain other actions in furtherance of the Transactions, in each case, subject to the terms and conditions thereof;

WHEREAS, at or immediately prior to the Effective Time, Parent and a trustee selected by Parent (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit B (subject to changes permitted by Section 5.20) (the “CVR Agreement”) pursuant to which Parent has agreed to cause the Company to make certain potential payments in the future subject to the terms and conditions of the CVR Agreement (the “Contingent Payments”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article I
THE MERGER

Section 1.1  The Merger.

(a)  Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned Subsidiary of Parent.

(b)  The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on the date that is three Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)  At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time.”

(d)  From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 1.2  Conversion of Shares of Company Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any shares of capital stock of the Company, Merger Sub or Parent:

(a)  except as otherwise provided in Section 1.2(b), Section 1.2(c) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive (i) the Per Share Cash Consideration in cash, without interest (as it may be adjusted in accordance with Section 1.8) and (ii) one contingent value right (a “CVR”), which shall represent the right to receive the Contingent Payments subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (i) and (ii), together, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with and at the times provided in Section 1.3 and the CVR Agreement;

(b)  each share of Company Preferred Stock that remains issued and outstanding as of immediately prior to the Effective Time shall continue to be outstanding after the Effective Time, except that after the Effective Time, such shares of Company Preferred Stock will, in accordance with their own terms and the Certificate of Designation, no longer be convertible into Company Common Stock, but will instead be converted into the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock into which such shares of Company Preferred Stock would have been convertible;

(c)  each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any other Subsidiary of Parent or any Company Subsidiary immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto (the “Excluded Shares”); and

(d)  each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3  Surrender and Payment.

(a)  Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a) and Section 1.2(b). Promptly after the Effective Time, Parent shall deposit with and make available to (or shall cause to be deposited with and made available to) the Paying Agent cash sufficient to pay the full Closing Cash Consideration in respect of shares of Company Common Stock and Company Preferred Stock, but not any Closing Cash Consideration in respect of any Excluded Shares and Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company RSA Cash Consideration, the Company Option Cash Consideration, and the Company RSU Cash Consideration (such amount deposited in cash, the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Closing Cash Consideration in respect of the shares of Company Common Stock and Company Preferred Stock (excluding any Closing Cash Consideration in respect of any Excluded Shares and Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company RSA Cash Consideration, the Company Option Cash Consideration, or the Company RSU Cash Consideration), Parent shall take all steps necessary to promptly deposit with and make available to the Paying Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Paying Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(b)  Promptly after the Effective Time (but in no event later than two Business Days after the Effective Time), Parent shall cause the Paying Agent to send to each holder of record of a certificate (the “Certificate”) which immediately prior to the Effective Time represented shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Sub or any Subsidiary of the Company or Parent), (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Paying Agent) and (iii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration.

(c)  With respect to shares of Company Common Stock held in book-entry form (“Book-Entry Shares”), the Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (i) deliver to DTC or its nominees, or to holders of Book-Entry Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Book-Entry Shares and (ii) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon the surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Book-Entry Share.

(d)  Upon surrender of a Certificate for cancelation (together with the applicable letter of transmittal, duly executed and properly completed) to, or upon receipt of an “agent’s message” in customary form (or such other evidence of transfer, if any, as the Paying Agent may reasonably request) in respect of a Book-Entry Share by, as the case may be, the Paying Agent or such other agent or agents as may be appointed by Parent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be cancelled.

(e)  Notwithstanding anything to the contrary contained herein, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement and no portion of the Merger Consideration relating to the CVRs will be paid unless and until it is required to be paid pursuant to the CVR Agreement. Until the Merger Consideration in respect of a given share of Company Common Stock has been paid, such share of Company Common Stock shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of shares of Company Common Stock.

(f)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock shall be properly endorsed or be otherwise in proper form and (ii) the Person requesting such payment shall pay in advance to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g)  Upon the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(h)  Any portion of the Closing Cash Consideration made available to the Paying Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time and any portion of any amounts payable in respect of the CVRs and made available to the Rights Agent that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after deposit with the Rights Agent, in each case shall be returned to Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i)  The agreement with the Paying Agent shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

To the extent (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 1.2; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 1.2.

(j)  Any portion of the Closing Cash Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a) and the CVR Agreement, without interest thereon, upon transfer of such shares of Company Common Stock in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder to the extent not inconsistent with applicable Law, including the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5  Company Equity Awards and Company ESPP.

(a)  Company RSAs. Neither the Surviving Corporation nor Parent shall assume any Company RSA or substitute for any Company RSA any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or any of the other Transactions. Effective as of the Effective Time and without any action on the part of any holder of Company RSAs: (i) each Company RSA that is then outstanding and unvested shall be converted into the right to receive the amounts described in this Section 1.5(a), notwithstanding any vesting conditions, restrictions or risk of forfeiture; (ii) each Company RSA for which the holder thereof made a timely and valid election under Section 83(b) of the Code (a “Section 83(b) Election”) shall be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Common Stock subject to such Company RSA in accordance with and at the times provided in Section 1.3 and the CVR Agreement; (iii) each Company RSA for which the holder thereof did not make a timely and valid Section 83(b) Election shall be cancelled and converted into the right to receive (A) an amount in cash equal to: (I) the total number of such Company RSAs multiplied by (II) the Per Share Cash Consideration (the “Company RSA Cash Consideration”) and (B) one CVR with respect to each share of Company Common Stock subject to such Company RSA immediately prior to the Effective Time; and (iv) each holder of any such Company RSA shall cease to have any rights with respect thereto, except the right to receive consideration in accordance with this Section 1.5(a).

The Surviving Corporation shall pay the Company RSA Cash Consideration contemplated in the foregoing clause (iii), without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the Surviving Corporation’s next ordinary course payroll date that is at least five Business Days following the Effective Time and with respect to a CVR such payment will be made, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, if, and only if, a Contingent Payment is made and will be made at the same time such applicable Contingent Payment is made to other holders of CVRs; provided that, to the extent required to avoid a violation of Section 409A of the Code, and notwithstanding anything to the contrary contained herein, payment in respect of the CVR for such Company RSAs referred to in clause (iii) shall only be made to the extent such payment is made not later than five years after the Closing Date, and no amount in respect of the CVR shall be paid to the holder of such Company RSA after such five-year period.

(b)  Company Options.

(i)  Neither the Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for the Surviving Corporation or Parent stock, in connection with the Merger or any of the other Transactions. Effective as of the Effective Time and without any action on the part of any holder of Company Options, (A) all Unvested Company Options (whether time-based or performance-based) which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (B) to the extent not exercised prior to the Effective Time, each Company Option shall be cancelled and converted into the right to receive the applicable payments set forth in this Section 1.5(b).

(ii)  At the Effective Time, each Company Option that is then outstanding and unexercised and which has a per share exercise price that is less than the Per Share Cash Consideration shall be cancelled and converted into the right to receive (A) an amount in cash equal to the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such Company Option, multiplied by the number of shares of Company Common Stock underlying such Company Option plus (B) one CVR with respect to each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the cash amounts payable pursuant to Section 1.5(b)(ii)(A) (the “Company Option Cash Consideration”), without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the Surviving Corporation’s next ordinary course payroll date that is at least five Business Days following the Effective Time, and with respect to a CVR such payment will be made, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, if, and only if, a Contingent Payment is made and will be made at the same time such Contingent Payment is made to other holders of CVRs; provided that, to the extent required to avoid a violation of Section 409A of the Code, and notwithstanding anything to the contrary contained herein, payment in respect of the CVR shall only be made to the extent such payment is made not later than five years after the Closing Date, and no amount in respect of the CVR shall be paid to any holder of Company Options after such five-year period.

(iii)  At the Effective Time, each Company Option that is then outstanding and unexercised and that has an exercise price per share that is equal or greater than the Per Share Cash Consideration shall be cancelled with no consideration payable in respect thereof.

(c)  Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or any of the other Transactions. Effective as of the Effective Time and without any action on the part of any holder of Company RSUs, each Company RSU that is then outstanding shall automatically be cancelled and converted into the right to receive (i) an amount in cash equal to the product of (A) the number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Per Share Cash Consideration (the “Company RSU Cash Consideration”) and (ii) one CVR with respect to each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, and each holder of any such Company RSU shall cease to have any rights with respect thereto, except the right to receive consideration in accordance with this Section 1.5(c). The Surviving Corporation shall pay the Company RSU Cash Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the Surviving Corporation’s next ordinary course payroll date that is at least five Business Days following the Effective Time and with respect to a CVR such payment will be made, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, if, and only if, a Contingent Payment is made and will be made at the same time such applicable Contingent Payment is made to other holders of CVRs; provided that, to the extent required to avoid a violation of Section 409A of the Code, and notwithstanding anything to the contrary contained herein, payment in respect of the CVR shall only be made to the extent such payment is made not later than five years after the Closing Date, and no amount in respect of the CVR shall be paid to any holder of Company RSUs after such five-year period.

(d)  The Company Board (or, if appropriate, any committee thereof administering the Stock Plan or Company Inducement Grant) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan or Company Inducement Grant as may be necessary.

(e)  Prior to execution of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) adopted such resolutions or took such other necessary actions to provide that (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP shall terminate.

Section 1.6  Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Paying Agent, Rights Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Paying Agent, Rights Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the holder of shares of Company Common Stock, Company RSAs, Company Options, and Company RSUs, as applicable, in respect of which the Company, Paying Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7  Calculation of Net Cash.

(a)  For purposes of this Agreement, the “Determination Date” shall be the date that is ten calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), as agreed upon by the Company and Parent. On or prior to the Determination Date, the Company shall provide Parent with a list of all estimated liabilities of the Company as of the Determination Date that will factor into the determination of the Net Cash. Within five calendar days following the Determination Date, the Company shall deliver to Parent a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Net Cash (using a good faith estimate of the Company’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner consistent with the illustrative calculation set forth in Section 1.7 of the Company Disclosure Schedules) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by the Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for the Company). Upon reasonable request by Parent, the Company shall make all work papers and back-up materials used or useful in preparing the Net Cash Schedule available to Parent and its accountants, counsel and other advisors.

(b)  Within five calendar days after the Company delivers the Net Cash Schedule (the “Response Date”), subject to the terms and definitions set forth in this Agreement, Parent will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail any proposed revisions to the Net Cash Calculation. If on or prior to the Response Date, (i) Parent notifies the Company in writing that it has no objections to the Net Cash Calculation or (ii) Parent fails to deliver a Dispute Notice as provided in this Section 1.7(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(c)  If Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of Net Cash, which agreed-upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)  If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.7(c) within three calendar days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then the Company and Parent shall jointly select an independent auditor of recognized standing in the United States (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the parties hereto shall delay the Closing until the resolution of the matters described in this Section 1.7(d). The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by the Company shall reduce the Net Cash).

(e)  If Section 1.7(d) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 1.7(a), upon resolution of the matter in accordance with Section 1.7(d), the parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that, if the Closing Date is expected to occur more than ten days after the Anticipated Closing Date, Parent may request a redetermination of Net Cash if Parent reasonably believes a material change to the balance of Net Cash has occurred which would result in Net Cash being below the Net Cash Threshold; provided that Parent may request such redetermination only one time.

Section 1.8  Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately and equitably to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.8 shall be construed to permit the Company to take any action with respect to the Company Common Stock or otherwise that is prohibited by the terms of this Agreement, including Section 5.2.

Article II
THE SURVIVING CORPORATION

Section 2.1  Certificate of Incorporation. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit C hereto, until thereafter amended in accordance with the DGCL and such certificate of incorporation, and subject to the provisions of Section 5.9; and (b) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company (the “Certificate of Designation”) shall continue in force and effect in accordance with its own terms, and shall be the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Surviving Corporation.

Section 2.2  Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be as set forth on Exhibit D hereto, until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3  Directors and Officers.

(a)  At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)  At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) or filed or furnished by the Company to the SEC in connection with this Agreement or the Transactions that are publicly available on EDGAR (collectively, the “Company SEC Reports”) after January 1, 2023 and prior to the Agreement Date (excluding in each case any disclosures contained therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Projections,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered Section to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement if the disclosure in respect of such other Sections is reasonably apparent on its face) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 3.1  Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company (and any amendments thereto) (the “Company Charter Documents”). The Company is not in violation of any of the Company Charter Documents.

Section 3.2  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which (1) 25,000 are designated as Series A Junior Cumulative Preferred Stock, and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Company’s Amended and Restated Rights Agreement, dated as of March 7, 2007 (as amended, the “Rights Plan”), between the Company and Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), (2) 1,067 shares are designated as Series A-1 Convertible Preferred Stock, (3) 3,371 are designated as Series A-2 Convertible Preferred Stock (4) 2,622 shares are designated as Series A-3 Convertible Preferred Stock, (5) 4,023 shares are designated as Series A-4 Convertible Preferred Stock, (6) 147,000 shares are designated as Series B Convertible Preferred Stock, (7) 13,800 shares are designated as Series C Convertible Preferred Stock, (8) 21,300 shares are designated as Series D Convertible Preferred Stock, (9) 7,000 shares are designated as Series E Convertible Preferred Stock, and (10) 10,621 shares designated as Series F Convertible Preferred Stock.

As of the close of business on November 30, 2024 (the “Capitalization Date”): (A) 2,042,689 shares of Company Common Stock were issued and outstanding; (B) 200 shares of Series B Convertible Preferred Stock were issued and outstanding, and no other shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 62,898 shares of Company Common Stock; (E) 83,309 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 862 shares of Company Common Stock were subject to outstanding Company RSAs; (G) 20,558 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs); and (H) 27,489 shares of Company Common Stock were reserved for the future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, Company Inducement Grant, the Company ESPP or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company, except pursuant to the Rights Plan, the Company Charter Documents or as may be issued after the date of this Agreement by the Company pursuant to Section 5.2(b) or as expressly consented to in writing by Parent. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, except as may be issued after the date of this Agreement by the Company pursuant to Section 5.2(b) or as expressly consented to in writing by Parent. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of any Company Subsidiary.

(b)  From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any shares of Company Common Stock, or any other capital stock or Equity Interests, except for the issuance of shares purchased under the Company ESPP or upon the exercise of Company Options, or vesting of Company RSUs, in each case outstanding as of the close of business on the Capitalization Date. Except as contemplated in the Rights Plan or in any of the Company Charter Documents, or as may be issued after the date of this Agreement by the Company pursuant to Section 5.2(b) or as expressly consented to in writing by Parent, no Equity Interests are issued, reserved for issuance or outstanding and there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver, sell, grant, or enter into, or cause to be issued, delivered, sold, granted, or entered into: (i) any Equity Interests in the Company or any of the Company Subsidiaries, (ii) any security convertible into, or exchangeable or exercisable for any Equity Interests in the Company or any of the Company Subsidiaries, (iii) any option, warrant, call, right, commitment, agreement, arrangement or undertaking to acquire from the Company or any of the Company Subsidiaries any security convertible into, or exchangeable or exercisable for any Equity Interests in the Company or any of the Company Subsidiaries, or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, profit participation rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any of the Company Subsidiaries. There are no preemptive, registration or similar rights granted by the Company or any Company Subsidiary to any holders of any class or series of securities of the Company or any Company Subsidiary.

(c)  Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award and the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan or Company Inducement Grant and the vested or unvested status of such Company Equity Award, as well as for the Company ESPP, the maximum number of shares of Company Common Stock issuable at the end of the current Offering Period. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedules, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, restricted stock unit, stock-based performance unit, profit participation or similar rights or equity-based awards with respect to the Company. All shares of Company Common Stock issuable upon exercise of Company Options and the settlement of Company RSUs have been duly reserved for issuance by the Company. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Stock Plans and Company Inducement Grants covering the Company Equity Awards outstanding as of the date of this Agreement and the forms of all equity award agreements evidencing such Company Equity Awards.

Section 3.3  Authorization; No Conflict.

(a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

(b)  At a meeting duly called and held, the Company Board has (i) determined that this Agreement, the Voting Agreement, the CVR Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(c)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”) any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iii) compliance with any applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or any applicable rules of Nasdaq, and (iv) any additional Consents with any other Governmental Authority, except, in the case of clause (iv), those that the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Except as set forth on Section 3.3(d) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or the equivalent documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of the Company Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, except, in the case of each of clauses (ii) through (iv), for any such contravention, conflict, violation, breach, default, loss, payment, liability, alteration, right, Consent requirement, Lien or other occurrence that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4  Subsidiaries.

(a)  The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b)  All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights or any Law, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations or restrictions on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Section 3.4 of the Company Disclosure Schedules sets forth, as of the Agreement Date, the Equity Interests of each Person that is owned, directly or indirectly by the Company. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, statutory register (including registers of members) and bylaws (or equivalent governing documents) of each Company Subsidiary and no Company Subsidiary is in violation thereof.

Section 3.5  SEC Reports and Financial Statements.

(a)  Since January 1, 2023, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company SEC Reports, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

(b)  The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by an amendment thereto or by a subsequent Company SEC Report.

(c)  The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures regarding: (i) transactions being recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures being executed in accordance with the authorization of management, (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements, and (iv) the maintenance of records in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries.

(d)  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed in all material respects to ensure that (i) all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(e)  The audited balance sheet of the Company dated as of December 31, 2023, contained in the Company SEC Reports filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” None of the Company or any of the Company Subsidiaries has any liabilities other than liabilities that: (i) are specifically and adequately reflected or reserved against in the Company Balance Sheet or the notes thereto; (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty or violation of Law); (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)  Except as described in the Company SEC Reports filed as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

(g)  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h)  None of the Company or any of the Company Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral, complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of the Company Subsidiaries or any written, or, to the Knowledge of the Company, oral, complaint, allegation, assertion, or claim from employees of the Company or any of the Company Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of the Company Subsidiaries.

Section 3.6  Absence of Material Adverse Changes, etc. Since January 1, 2024, except for actions expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (b) there has not been or occurred any event, condition, change, occurrence or development that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) the Company and the Company Subsidiaries have not (i) made or changed any material Tax election, (ii) filed any material amended Tax Return, or (iii) changed any material method of Tax accounting.

Section 3.7  Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, audits, inquiries or investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, any officer or director of the Company or any of the Company Subsidiaries in their capacities as such that have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Broker’s or Finder’s Fees. Except for fees payable pursuant to the engagement letters set forth on Section 3.8 of the Company Disclosure Schedules, no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9  Employee Plans.

(a)  Section 3.9(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the Agreement Date of each material (i) Company Plan (other than any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, equity or equity-based compensation or retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law) and (ii) PEO Benefit Plan.

(b)  With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules and PEO Benefit Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true, correct and complete copy of, as applicable: (i) each written Company Plan or PEO Benefit Plan and all material amendments thereto, if any; (ii) the current summary plan description of each Company Employee Benefit Plan or PEO Benefit Plan and any material modifications thereto, if any; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority with respect to a Company Employee Benefit Plan; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any (and, with respect to each PEO Benefit Plan, to the extent in the Company’s possession after reasonable request to the applicable PEO); (v) all material notices given to the administrator of such Company Employee Benefit Plan by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to a Company Employee Benefit Plan within the past three years; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect to each Company Employee Benefit Plan.

(c)  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d)  (i) Each Company Employee Benefit Plan is now and has been established, maintained, funded, operated and administered in accordance with its provisions and in compliance with all applicable provisions of Law, including ERISA and the Code; (ii) all material payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; and (iii) nothing has occurred and no condition exists with respect to any Company Employee Benefit Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries, including under Sections 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

(e)  Neither the Company nor any Company Subsidiary maintains, sponsors, contributes to, is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, any “defined benefit plan” (as defined under 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” (as defined in Section 4001 or 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation on account of a Company ERISA Affiliate.

(f)  Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law) for which the covered Person pays the full cost of coverage, none of the Company, or any of the Company Subsidiaries, or any Company Employee Benefit Plan has any present or future obligation or liability to provide post-employment or post-termination or post-ownership welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, owner or director of the Company or any Company Subsidiary or to any other Person with respect to such benefits.

(g)  There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings or claims (other than routine claims for benefits) relating to any Company Employee Benefit Plan and, to the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to give rise to any such Legal Proceeding or claim. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any third party, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that would result in material liability to the Company or any Company Subsidiary. All material contributions, distributions and premium payments have been timely made or paid in accordance with the terms of the Company Employee Benefit Plan and in compliance with applicable Law, or properly accrued in accordance with GAAP. The Company has made all material contributions required to be made the Company with respect to a PEO Benefit Plan.

(h)  Except as set forth on Section 3.9(h) of the Company Disclosure Schedules, no payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director, independent contractor or other individual service provider of the Company would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i)  Except as set forth on Section 3.9(i) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has any current or contingent obligation under any contract, agreement, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(j)  Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code.

(k)  Except as set forth in Section 3.9(k) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will (i) entitle any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Plan or otherwise, or (iii) restrict the ability of the Company to merge, amend or terminate any Company Employee Benefit Plan.

Section 3.10  Taxes.

(a)  Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns (including all income Tax Returns) required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all material respects and have been prepared in material compliance with all applicable Laws; and all income Taxes and all material amounts of other Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full (or withheld and remitted to the appropriate taxing authority in accordance with applicable Law) and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued income Taxes and all material amounts of other Taxes not yet due.

(b)  There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or material Tax Return. No waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to a material Tax assessment or deficiency is currently in effect for the Company or any Company Subsidiary.

(c)  Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)  Neither the Company nor any Company Subsidiary (i) is a party to (A) any Tax sharing agreement, Tax allocation, Tax indemnity obligation or similar agreement (other than (x) Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes or (y) Contracts between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries), or (B) any other written arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement relating to Taxes) with any taxing authority that is specific to the Company or such Company Subsidiary, (ii) is or has been in the past five years, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or non-U.S. Tax purposes, other than a group of which the Company (or a predecessor thereof) is or was the common parent, or (iii) has incurred any material amount of liability in the past five years for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor.

(e)  There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)  Neither the Company nor any Company Subsidiary has entered into any “closing agreement” under Section 7121 of the Code, or other similar written agreement with any taxing authority in respect of Taxes that remains in effect, and no request for a ruling, relief or similar written agreement or ruling that relates specifically to a material amount of Taxes or Tax Returns of the Company or any Company Subsidiary is currently pending with any Governmental Authority.

(g)  No written claim that has not been resolved has been made by any taxing authority in the past five years in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction.

(h)  The Company (i) was not a distributing corporation or a controlled corporation in any transaction intended to qualify under Section 355 of the Code in the two-year period ending on the date of this Agreement, (ii) is not nor has ever been a surrogate foreign corporation as described in Section 7874(b) of the Code and (iii) has not entered into a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367-8) with respect to any Company Subsidiary that remains in effect.

(i)  The characterization of the Company and each Company Subsidiary as a corporation, partnership, or disregarded entity for U.S. federal income tax purposes is as set forth in Section 3.10 of the Company Disclosure Schedules.

Section 3.11  Company Products.

(a)  Except as set forth in Section 3.11(a) of the Company Disclosure Schedules: (i) each product developed, manufactured, marketed, sold, leased or distributed by the Company or its Subsidiaries (each, a “Company Product”) has been free of any material defects, errors, bugs and deficiencies and in conformity in all material respects with all applicable contractual specifications, applicable statutory requirements and all express and implied warranties made by the Company or any of the Company Subsidiaries, (ii) none of the Company or any of the Company Subsidiaries has any liability for replacement or repair of any Company Product or other damages in connection therewith, other than any replacement or repair pursuant to the Company’s standard warranty policies, (iii) there has not been any recall or post-sale warning concerning any Company Product, (iv) none of the Company nor any of the Company Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice of any product liability Legal Proceeding by or before any Governmental Authority relating to any Company Product, and (v) no Governmental Authority has ordered the Company to make any payment for any sole Company Products as a result of any allegation of false advertising.

(b)  As of the date of this Agreement, there is not any pending, or, to the Knowledge of the Company, threatened, Legal Proceedings relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship relating to any Company Product, or otherwise alleging failure of a Company Product to meet in any material respects applicable specifications, warranties or contractual commitments.

Section 3.12  Compliance with Laws.

(a)  None of the Company or any of the Company Subsidiaries is or since January 1, 2023 has been in violation in any material respect of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law.

(b)  Except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since January 1, 2023, none of the Company or any of the Company Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other Representatives (i) have received written notice of any actual, alleged or potential violation of any Anti-Bribery Law or have been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) action, or, to the Knowledge of the Company, any audit or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Anti-Bribery Law or (ii) has offered, paid, authorized or promised to pay anything of value to any Person for the purpose of improperly influencing any decision of any officer, employee, representative or body of any Governmental Authority (including any entity owned or controlled by any Governmental Authority) or improperly obtaining or retaining business or a business advantage.

(c)  Neither the Company, the Company Subsidiaries, nor, to the Company’s Knowledge, any officer, employee, contractor or agent of, or any consultant of the Company or any Company Subsidiary has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation or the business of the Company or any Company Subsidiary. The Company or any Company Subsidiary and their respective operations have been and are being conducted in material compliance with, and have appropriate internal controls that ensure compliance in all material respects with all applicable Laws, including 31 U.S.C. §3729 et seq. (the “False Claims Act”), 42 U.S.C. §1320a-7b(b) (the “Anti-Kickback Statute”), 42 U.S.C. §1320a-7a (the “Civil Monetary Penalty Law”), 42 U.S.C. §1395nn (the “Stark Law”), 21 U.S.C. § 301 et seq. (the “Federal Food, Drug, and Cosmetic Act”), 15 U.S.C. §§ 41-58 (the “Federal Trade Commission Act”), the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, all Laws relating to the disclosure of payments or other value to healthcare providers, including the Physician Payments Sunshine Act, 42 C.F.R. §401-403, and any comparable federal, state or local Laws and the regulations promulgated thereunder, and all other federal, state and local Laws relating to the prevention of fraud and abuse, the regulation of the Company’s and Company Subsidiaries’ products and services.

(d)  All reimbursement and rebate agreements, patient assistance programs, market access services, and hub services and programs established by the Company or any Company Subsidiary comply in all material respects with all applicable Laws, including the False Claims Act, the Anti-Kickback Statute, the Civil Monetary Penalty Law, the Stark Law, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 as well as the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, or the OBRA, the Veterans Health Care Act of 1992, Deficit Reduction Act of 2005, Patient Protection and Affordable Care Act, the Inflation Reduction Act of 2022, Hart-Scott-Rodino Antitrust Improvements Act of 1976, Sherman Antitrust Act of 1890, each as amended, the Medicaid Drug Rebate Program, and all rules, regulations, and administrative policies of the Federal Trade Commission, U.S. Food and Drug Administration, Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services.

(e)  No Company Product has been or has been requested by a Governmental Authority or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company nor any Company Subsidiary has sought or is seeking to, or, to the Company’s Knowledge, is currently being requested, required or, threatened by any Governmental Authority or other Person for any Recall of a Company Product.

(f)  Each of the Company and the Company Subsidiaries is, and has at all times been, in possession of all governmental franchises, licenses, permits, Authorizations and approvals (collectively, “Permits”) necessary to enable it to own, operate and lease its properties, to research, test, manufacture, distribute, market and sell Company Products, and to carry on its business as now conducted, except for such Permits, the lack of which would not, individually or in the aggregate, reasonably be expected to be material to the operations of the Company. Such Permits are, in all material respects, valid and in full force and effect. The Company and the Company Subsidiaries are in compliance with the terms and requirements of such Permits, except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has received any written notification of any Permit revocation, cancellation, limitation, modification, lapse, suspension, integrity review, withdrawal or other adverse action.

(g)  This Section 3.12 does not relate to intellectual property matters (which are the subject of Section 3.14), product-related matters (which are the subject of Section 3.11), employee benefit matters (which are the subject of Section 3.9), labor and employment matters (which are the subject of Section 3.15), Taxes (which are the subject of Section 3.10), or environmental matters (which are the subject of Section 3.19).

Section 3.13  Registrations and Related Matters.

(a)  The Company has all material Registrations required to conduct its business as currently conducted, and Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of such Registrations. Each of such Registrations is valid and subsisting in full force and effect. None of the FDA, the FTC or any comparable Governmental Authority has, or, to the Knowledge of the Company, is considering limiting, suspending or revoking such Registrations or changing or challenging the marketing classification or labeling of the Company Products. The Company is in compliance in all material respects with all terms and conditions of each Registration and all applicable reporting and other requirements for all Registrations. There is no false information or material omission in any product application or other submission to the FDA, the FTC or any comparable Governmental Authority. During the past five years, the Company has fulfilled and performed in all material respects its obligations under each Registration, and to the Knowledge of the Company, no event has occurred nor does any condition or state of facts exist which would constitute a breach or default or would cause revocation or termination of any such Registration. Any third party that is a manufacturer or contractor for the Company is, to the Knowledge of the Company, in compliance in all material respects with all Registrations insofar as they pertain to the manufacture of product components or products for the Company.

(b)  All products developed, tested, investigated, manufactured, distributed, marketed, or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been for the past five years and are being developed, tested, investigated, manufactured, distributed, marketed, and sold in compliance in all material respects with the FDCA, the Public Health Service Act, and any other applicable Law.

(c)  There are no enforcement actions (including any administrative proceeding, data integrity review, prosecution, injunction, seizure, civil penalty, or debarment action) pending or, to the Knowledge of the Company, threatened by or on behalf of the FDA or any other Governmental Authority that has jurisdiction over the operations of the Company, and to the Knowledge of the Company, no circumstances that would reasonably form the basis of any such action. The Company has never received any written notice from the FDA nor any comparable Governmental Authority that remains unresolved (i) contesting the premarket clearance or approval of the uses of or the labeling and promotion of any Company Product or (ii) otherwise alleging any material violation of any Law applicable to the Company Products. The Company has made available to Parent true, correct and complete copies of (A) all such notices, and (B) all material correspondence between the Company and all Governmental Authorities related thereto. The Company has not in the past five years received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” notice of FDA action for import detentions or refusals, or any other notice from the FDA or other comparable Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. The Company is not currently subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, recall or other field action, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority. In the past five years, the Company has made all material notifications, submissions and reports required by the FDCA, the Public Health Service Act or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, recall or other field action or other notice, response, or commitment made to or with the FDA or any comparable Governmental Authority and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Authority (or were corrected in or supplemented by a subsequent filing). To the Company’s Knowledge, no basis for liability exists with respect to any such notification, submission, or report.

(d)  The studies (including non-clinical laboratory studies), human clinical trials, tests and preclinical trials, if any, conducted by or on behalf of, or (if applicable) sponsored by, the Company to and conducted during the past five years (collectively, the “Studies”) were and, to the extent still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards and in accordance with all applicable Laws. The Company has not received any notices or correspondence from the FDA or any other Governmental Authority exercising comparable authority, or any institutional review board or ethics board, requiring or requesting the termination, suspension or material modification of any Study. No Studies have been otherwise terminated by the Company due to safety concerns. Nothing in the currently existing regulatory data, clinical data and other technical information (including any design history files, data and information) contained in or referenced by any Study submitted, or to be submitted, by the Company to a Governmental Authority, and any databases incorporating any such data and information, related to the Company’s products (“Regulatory Data”) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such Regulatory Data not misleading.

(e)  Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company, has (i) been subject to any fine, injunction, civil penalty or other enforcement action by the FDA, or (ii) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority or in any records or documents prepared or maintained to comply with applicable Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)  As to each product subject to the FDCA, or similar Law in any foreign jurisdiction, that is developed, manufactured, tested, or investigated by the Company (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, investigated, distributed and marketed by the Company in compliance in all material respects with all applicable requirements under the FDCA and similar Laws, including those relating to non-clinical research, clinical research, establishment registration, device listing, investigational use, premarket clearance or marketing approval to market a Medical Device, post-market surveillance, good manufacturing practices, labeling, advertising and promotion, record keeping, product design and development, product sales and distribution, Medical Device importation and exportation, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with healthcare professionals and the American Medical Association’s guidelines on gifts to physicians. The Company has not received any written notice from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Company’s products, or (ii) otherwise alleging any violation applicable to any Medical Device of any applicable Law.

(g)  No article of any Medical Device is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Law).

(h)  Neither the Company, the Company Subsidiaries, nor, to the Company’s Knowledge, any Person providing services to the Company, nor their respective officers, directors, partners, employees, or agents have been:

(i)  debarred or suspended pursuant to 21 U.S.C. § 335a;

(ii)  excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Authority;

(iii)  excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv)  charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law;

(v)  disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi)  had a pending Legal Proceeding, or otherwise received any notice or other communication from any Governmental Authority or any Person threatening, investigating, or pursuing (i)-(v) above.

Section 3.14  Intellectual Property; Data Protection; Company Systems.

(a)  Section 3.14(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct, and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, of all material Company Registered Intellectual Property that, as of the Agreement Date, has not lapsed, been abandoned, expired, or been cancelled.

(b)  Except as set forth in Section 3.14(b) of the Company Disclosure Schedules, the Company or one of the Company Subsidiaries is the exclusive owner of the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company Intellectual Property and the Intellectual Property Rights licensed by the Company and the Company Subsidiaries from third parties (the “Licensed Intellectual Property”) constitute Intellectual Property Rights sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted. The Company and each of the Company Subsidiaries possess a valid and enforceable license to use all Licensed Intellectual Property (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), the Company and each of the Company Subsidiaries have paid all applicable license, royalty, service, and usage fees for its use of Licensed Intellectual Property required under any Contracts entered into by Company or any of the Company Subsidiaries, and neither the Company nor any Company Subsidiary has breached, committed any default under, or violated any Contracts entered into by the Company or any of the Company Subsidiaries that are applicable to Licensed Intellectual Property, and, to the Knowledge of Company, no other Person has breached, committed any default under, or violated any such Contract, in each case except as has not had or would not be reasonably expected to have, a material impact on the Company or any Company Subsidiary.

(c)  Each material item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement).

(d)  Except as set forth in Section 3.14(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted, or permitted any person to retain, any exclusive rights that remain in effect in, any material Company Intellectual Property.

(e)  The Company and each of the Company Subsidiaries have maintained the Company Intellectual Property in the ordinary course as determined by the Company in its good faith business judgment and taken steps reasonable under the circumstances to protect and preserve the confidentiality of all material Trade Secrets included in the Company Intellectual Property.

(f)  Since January 1, 2020, there have been no Legal Proceedings pending or threatened in writing against the Company or any of the Company Subsidiaries: (i) alleging any infringement, misappropriation, or violation by the Company or any of the Company Subsidiaries, or the conduct of businesses of the Company or any of the Company Subsidiaries, of the Intellectual Property Rights of any Person; or (ii) challenging the validity, enforceability, scope, registrability, ownership or use of any material Company Intellectual Property or Licensed Intellectual Property other than office actions in the ordinary course of prosecution. The Company and the Company Subsidiaries are not subject to any outstanding Order that restricts or impairs in any manner the use of any Company Intellectual Property.

(g)  As of the date hereof, (i) the conduct of the businesses of the Company and any of the Company Subsidiaries does not infringe, misappropriate or otherwise violate, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property Rights of any other Person, and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company Intellectual Property.

(h)  To the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any Trade Secrets that are Company Intellectual Property.

(i)  The Company and each of the Company Subsidiaries (i) are, and have been since January 1, 2023, in compliance in all material respects with applicable Data Security Requirements and (ii) since January 1, 2023, have not experienced any Security Incidents affecting any material Personal Information in the Company’s or a Company Subsidiary’s possession or control. To the Knowledge of the Company, since January 1, 2023, no Person who Processes Personal Information on behalf of the Company or any of the Company Subsidiaries has experienced any Security Incidents affecting any material Personal Information of the Company or the Company Subsidiaries.

(j)  Except as has not had or would not be reasonably expected to have, a material impact on the Company or any Company Subsidiary: (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and each of the Company Subsidiaries, and (ii) the Company and each of the Company Subsidiaries maintain reasonable safeguards designed to protect the security and integrity of the Company Systems. There have been no material failures or breakdowns of the Company Systems which significantly interrupted the business and operations of the Company or Company Subsidiaries that have not been remedied in all material respects.

Section 3.15  Employment Matters.

(a)  Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (collectively, “CBAs”), nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. There have been no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down, lockout or other form of industrial action involving the Company or any of the Company Subsidiaries.

(b)  The Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(c)  Since January 1, 2023, the Company and the Company Subsidiaries have complied in all material respects with statutory and contractual termination entitlements owed with respect to employees of such entities that have been terminated unilaterally.

(d)  There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company by any of the Company’s current or former directors, officers, employees or independent contractors.

Section 3.16  Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance) and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law. All such insurance policies are in full force and effect and all related premiums have been paid as of the date of this Agreement. None of the Company or any of the Company Subsidiaries is in breach or default, and none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action which would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17  Material Contracts.

(a)  Except for this Agreement or as set forth in Section 3.17 of the Company Disclosure Schedules, and other than any Company Plans, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each of the following, together with the engagement letters set forth on Section 3.8 of the Company Disclosure Schedules, a “Company Material Contract”):

(i)  any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)  any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii)  any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, or offer for purchase or sale of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)  any Contract relating to the borrowing or lending of Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v)  any Contract that is a settlement, conciliation or similar agreement between the Company or any Company Subsidiary and any Governmental Authority pursuant to which the Company or a Company Subsidiary will be required after the date of this Agreement to pay any material monetary obligations;

(vi)  any Contract between the Company or any Company Subsidiary, on the one hand, and any third Person, on the other hand (A) materially limiting the freedom or right of the Company or any Company Subsidiary (or, following the Closing, Parent or any of its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any Company Subsidiary, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of the Company or any Company Subsidiary to solicit, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(vii)  any Contract between the Company or any Company Subsidiary and a third Person (A) relating to the disposition of any assets or business of the Company and the Company Subsidiaries with a fair market value in excess of $50,000 or (B) relating to the acquisition of any assets or business of, or ownership interests in, any third Person with a fair market value in excess of $50,000, in each case of clauses (A) and (B), whether by merger, sale of stock or assets or otherwise, and that contains continuing indemnities or other material obligations or any continuing “earn-out” or other contingent payment obligation on the part of the Company or any Company Subsidiary;

(viii)  any Contract between the Company or any Company Subsidiary and any third Person that establishes a joint venture, partnership or limited liability company;

(ix)  any Contract that by its express terms requires the Company or any Company Subsidiary, or any successor to, or acquirer of, the Company or any Company Subsidiary, to make any material payment to another Person as a result of a change of control of the Company or any such Company Subsidiary (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(x)  any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, the pledging of the capital stock or other equity interests of the Company or any Company Subsidiary or the issuance of any guaranty by the Company or any Company Subsidiary;

(xi)  any Contract (excluding in each case Contracts entered into in the ordinary course of business consistent with past practice and agreements with employees or independent contractors) pursuant to which (a) both (i) the Company or any Company Subsidiary is granted a license to, including any covenant not to sue under, any material Intellectual Property Right owned by any third party that is necessary for or used by the Company or any Company Subsidiary in their respective businesses as currently conducted, and (ii) that requires by its terms or is reasonably expected to require the payment or delivery by the Company or any Company Subsidiary in an amount having an expected value in excess of $50,000 in the fiscal year ending December 31, 2024, or (b) both (i) the Company or any Company Subsidiary grants a third party a license to, including any covenant not to sue under, any material Company Intellectual Property and (ii) that requires by its terms or is reasonably expected to require the payment or delivery by the counterparty thereto of cash or other consideration to the Company or any Company Subsidiary in an amount having an expected value in excess of $50,000 in the fiscal year ending December 31, 2024;

(xii)  any CBAs;

(xiii)  any Contract with any supplier that involved the payment of more than $50,000 in the Company’s last fiscal year;

(xiv)  any material Contract with any university or other academic institution, research center, international organization or Governmental Authority having an expected value in excess of $50,000 in the fiscal year ending December 31, 2024, or in any single fiscal year thereafter, other than any sponsored research agreements, clinical trial site agreements, material transfer agreements, sponsorship agreements or grant agreements entered into in the ordinary course of business;

(xv)  any Contract that indemnifies any director or executive officer of the Company or any Company Subsidiary (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any Company Subsidiary or Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent); or

(xvi)  any Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Company Subsidiary after the date hereof in an amount in excess of $50,000 in the aggregate.

(b)  Each of Company Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in material breach of or default, with or without notice, lapse of time or both, under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to any such Company Material Contract.

Section 3.18  Properties.

(a)  Neither the Company nor any Company Subsidiary owns any real property.

(b)  Section 3.18(b) of the Company Disclosure Schedules sets forth a true, correct, and complete list of all properties leased, subleased, licensed, sublicensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, and neither the Company nor any Company Subsidiary is in material breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease.

(c)  Neither the Company nor any Company Subsidiary has leased, subleased, licensed, sublicensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d)  Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. The Leased Real Property constitutes all interests in real property of the Company and the Company Subsidiaries. The Company has delivered or made available to Parent true, correct and complete copies of all Real Property Leases. Neither the Company nor any Company Subsidiaries has received any written notice of violations (that remain unresolved) with respect to the condition, operation, occupancy or use of the Leased Real Property. To the Company’s Knowledge, all buildings, structures, improvements, fixtures and building systems located in or on the Leased Real Property are in reasonable operating condition in all material respects subject to ordinary wear and tear, maintenance and repair, and are adequate for their current uses.

(e)  The Company and each of the Company Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.19  Environmental Matters.

(a)  The Company and the Company Subsidiaries, and the Leased Real Property are, and have been, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits.

(b)  The Company and the Company Subsidiaries possess all material Environmental Permits that are required for the operation of their business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used.

(c)  The Company and the Company Subsidiaries have not received any written notices alleging (i) any failure by the Company or any Company Subsidiaries to comply with any Environmental Law or Environmental Permit, or (ii) any liabilities under any Environmental Law respecting the business of the Company and the Company Subsidiaries, any Leased Real Property or any other site where Hazardous Materials generated by the business of the Company and the Company Subsidiaries were transferred, stored, recycled or disposed of, which in the case of any such notice under clauses (i) and (ii) have not been resolved as of the date of this Agreement.

(d)  To the Knowledge of the Company, (i) there have been no Releases of Hazardous Materials on, at, from or under the Leased Real Property in an amount or concentration that would reasonably be expected to require the Company or any Company Subsidiaries to perform any notification, investigation, assessment, or Remedial Action or to pay for the cost of any such action under applicable Environmental Law, neither the Company nor any Company Subsidiaries have Released, transported or disposed of Hazardous Materials except in compliance with applicable Environmental Laws, and (ii) there has been no use, generation or storage of any Hazardous Material, at, on, onto, under, or from any of the Leased Real Property by the Company and its Subsidiaries, except in compliance with applicable Environmental Laws.

(e)  Neither the Company nor any Company Subsidiaries has agreed in writing to assume or accept responsibility, by contract or otherwise, for any liabilities of any other Person under Environmental Laws.

(f)  Neither the Company nor any Company Subsidiaries has entered into or agreed to any Order, and is not subject to any Order, relating to compliance with any Environmental Law or to investigate, remove or remediate Hazardous Materials under any Environmental Law which, in each case, remains pending or unresolved or is the source of ongoing and material obligations or requirements.

(g)  There have been no insurance claims made by the Company and the Company Subsidiaries with respect to any liability under any Environmental Law.

Section 3.20  Inapplicability of Anti-takeover Statutes.

(a)  The Company Board has taken all action necessary so that the restrictions on “business combinations” contained in Section 203 of the DGCL do not apply to this Agreement, the Voting Agreement, the CVR Agreement, the Merger and the other Transactions, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation in any jurisdiction (“Anti-Takeover Law”) applies or purports to apply to this Agreement, the Voting Agreement, the CVR Agreement, the Merger or any such other Transactions.

(b)  Prior to the entry into of this Agreement, the Company has amended the Rights Plan so that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan) or (C) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Plan), and (ii) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.

Section 3.21  Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.22  Related Party Transactions. There have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Reports filed prior to the date hereof.

Section 3.23  Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Great American Group Intellectual Property Advisors, LLC, as financial advisor to the Company, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the Agreement Date, such opinion has not been withdrawn or modified. Promptly following the Agreement Date, an executed copy of such written opinion shall be provided to Parent for informational purposes only.

Section 3.24  Disclaimer of Other Representations or Warranties. Except as expressly set forth in this Article III or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement, neither the Company, nor any of its Affiliates or Representatives, nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. The Company acknowledges and agrees that, except for the representations and warranties of the Parent and Merger set forth in Article IV or in any certificate delivered by the Parent or Merger Sub to the Company pursuant to this Agreement, neither the Company nor any other Person, is relying on any other representations or warranty of Parent or any other Person made outside of Article IV or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement if the disclosure in respect of the particular Section is reasonably apparent on its face to inform the Company of the information required to be disclosed in respect of such other Sections), each of Merger Sub and Parent represents and warrants to the Company as follows:

Section 4.1  Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so incorporated, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Sub and Parent. Parent and Merger Sub are not in violation of any of the certificate of incorporation, bylaws or other constituent documents of Parent and Merger Sub.

Section 4.2  Authorization; No Conflict.

(a)  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions are within the corporate or similar powers of Parent and Merger Sub, as applicable, and, subject to the completion of the actions contemplated by Section 5.14, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement (and with respect to Parent, the CVR Agreement) and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  The execution, delivery and performance by Merger Sub and Parent of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation by Merger Sub and Parent of the Transactions require no Consent of any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements set forth on Section 4.2 of the Parent Disclosure Schedules, (iii) the filing of any reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other Transactions including pursuant to Schedule 13D, (iv) compliance with applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or any applicable rules of Nasdaq, and (v) any additional Consents with any other Governmental Authority, except, in the case of clause (v), those that the failure of which to make or obtain, individually or in the aggregate, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other Transactions.

(c)  The execution, delivery and performance by Merger Sub and Parent of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation of the Transactions, including the Merger, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Sub and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent or Merger Sub’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or Merger Sub is a party, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except, in the case of each of clauses (ii) through (iv), for any such contravention, conflict, violation, breach, default, loss, payment, liability, alteration, right, Consent requirement, Lien or other occurrence that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger and the other Transactions.

Section 4.3  No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger or any of the other Transactions.

Section 4.4  Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub, nor any of their Affiliates directly or indirectly own any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities, of, or any economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Sub or Parent or any of their controlled “affiliates” or “associates” are, or at any time during the period commencing three years prior to the date hereof has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL of the Company.

Section 4.5  Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6  Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Merger Sub has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no material liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7  Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing, no representation or warranty is made by Parent or the Merger Sub with respect to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein. The information supplied or to be supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.8  Sufficiency of Funds. Assuming the satisfaction of the closing conditions set forth in Section 6.1 and Section 6.2, the cash and cash equivalents of Parent and the Company, will be sufficient to consummate the Transactions, including the payment of the Closing Cash Consideration pursuant to this Agreement and the payment of the Contingent Payments pursuant to the CVR Agreement.

Section 4.9  No Vote or Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger and the other Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or to otherwise approve the Merger and the other Transactions.

Section 4.10  Disclaimer of Other Representations or Warranties. Except as expressly set forth in this Article IV or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates or Representatives, nor any other Person makes any makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Article III or in any certificate delivered by the Company to Parent pursuant to this Agreement, neither Parent or Merger Sub, nor any other Person, is relying on any other representations or warranty of the Company or any other Person made outside of Article III or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Article V
COVENANTS

Section 5.1  Access and Investigation. During the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company, and in such a manner not to interfere in any material respect with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property.

Any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance requirements, to the extent such measures and requirements shall be disclosed to Parent or its applicable Representatives in advance of being granted such access. Information obtained by Merger Sub or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company: (A) would result in a violation of applicable Law or breach of any Contract; (B) would result in the disclosure of Trade Secrets or competitively sensitive information to third parties; (C) would expose the Company or any of its Subsidiaries to risk of liability for disclosure of sensitive information or Personal Information; or (D) would result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege.

Section 5.2  Operation of the Company’s Business.

(a)  Except (i) as expressly contemplated or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2 of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) use commercially reasonable efforts to ensure that it conducts its and their respective businesses in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations and maintain its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.

(b)  Except (w) as expressly contemplated or required by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2 of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)  declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary);

(ii)  adjust, split, subdivide, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities;

(iii)  acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, and (B) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof and/or any related withholding Taxes;

(iv)  sell, issue, grant, or authorize the sale, issuance or grant of any Equity Interests, except for (A) the issuance of shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards under the Stock Plans or a Company Inducement Grant outstanding on the Agreement Date, (B) the issuance of shares of Company Common Stock pursuant to the conversion of any shares of Company Preferred Stock or (C) the grant of Company Equity Awards (1) to any newly hired employees of the Company and the Company Subsidiaries in accordance with the Company’s customary grant practices as of the Agreement Date or (2) to Company Employees in the ordinary course of business (consistent with the Company’s customary grant practices as of the Agreement Date) in connection with the Company’s review and promotion processes or otherwise to recognize performance;

(v)  except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(vi)  amend or permit the adoption of any amendment to the Company Charter Documents or the equivalent documents of any Company Subsidiary;

(vii)  subject to Section 5.3 and other than in connection with any Asset Disposition, acquire any Equity Interest, business, or assets of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(viii)  enter into any Contract that would expressly impose any material restriction (other than with respect to the DPNCheck® Business) on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(ix)  other than in the ordinary course of business consistent with past practice or in connection with any Asset Dispositions: (A) enter into or terminate (other than expiration in accordance with its terms) any Company Material Contract, Real Property Lease or any other Contract that, if in effect as of the Agreement Date, would constitute a Company Material Contract or (B) amend or modify in any material respect, or waive any material right, material remedy or material default under, any Company Material Contract, Real Property Lease or any other Contract that, if in effect as of the date hereof would constitute a Company Material Contract;

(x)  make any capital expenditures in excess of $50,000 or as otherwise set forth on Section 5.2(b)(x) of the Company Disclosure Schedules;

(xi)  make any material FDA or other applicable regulatory filings, declaration, listing, registration, report or submission, other than in the ordinary course of business consistent with past practice or in response to any request or demand from a Governmental Authority;

(xii)  other than in connection with any Asset Disposition, transfer, sell or otherwise dispose of, or lease or license, or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except inventory and transactions in the ordinary course of business;

(xiii)  adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, consolidation, or other reorganization;

(xiv)  repurchase, prepay, assume, issue, or lend money to any Person (other than (A) advances to customers or Company Employees in the ordinary course of business or (B) loans between or among the Company and any Company Subsidiary), make any capital contributions (other than capital contributions to a direct or indirect wholly owned Company Subsidiary), guarantee any Indebtedness other than with respect to the Company or any Company Subsidiary, or incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business consistent with past practice), in each of the foregoing cases in an amount exceeding $50,000 in the aggregate;

(xv)  except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date, (A) provide for any increase in compensation or benefits payable to any current or former director, officer or employee of the Company or any of the Company Subsidiaries; (B) establish, adopt, enter into or amend in any respect any Company Plan (or any plan, program, policy, contract, arrangement or agreement that would be a Company Plan if it were in existence on the Agreement Date), or amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any of the Company Plans (or any plan, program, policy, contract, arrangement or agreement that would be a Company Plan if it were in existence on the Agreement Date) or reduce any exercise or purchase price of Company Options or grant any employee or director any increase in compensation, bonuses or other benefits, other than entry into offer letters or other employment Contracts with new hires permitted pursuant to clause (C) below or to the extent required in connection with the termination or resignation of any officer, employee or contractor; (C) hire any employee that would be entitled to receive annual base cash compensation of $100,000 or more; (D) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee; or (E) enter into any CBAs or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or Company Subsidiaries;

(xvi)  institute, settle, or compromise any Legal Proceedings involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $20,000 individually or $100,000 in the aggregate, other than (A) any Legal Proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (B) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business, other than injunctive or similar relief with a de minimis adverse effect on the Company and its Subsidiaries;

(xvii)  other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xviii)  (A) settle or compromise any Tax claim or assessment with respect to a proposed Tax liability in excess of $50,000 individually or $100,000 in the aggregate with any taxing authority (or extend or waive any statute of limitations with respect thereto), or (B) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a Tax liability in excess of $50,000 individually or $100,000 in the aggregate;

(xix)  enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xx)  abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company Intellectual Property, or grant any right or license to any material Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice, in each case except (A) in connection with any Asset Disposition, (B) for the abandonment or lapsing of any Company Intellectual Property which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business or (C) pursuant to a Company Material Contract set forth on Section 3.17 of the Company Disclosure Schedules;

(xxi)  terminate or modify in any material respect, or fail to extend, replace or exercise renewal rights with respect to, any material insurance policy, other than such policies that expire or are terminated by their terms (in which event the Company or its applicable Subsidiary shall use reasonable best efforts to renew, replace or extend such policies);

(xxii)  conduct any clinical trials that are not being conducted or proposed to be conducted prior to the date of this Agreement;

(xxiii)  engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xxiv)  adopt or implement any stockholder rights plan or similar arrangement; or

(xxv)  authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3  Acquisition Proposals.

(a)  No Solicitation. During the Interim Period, and except as permitted by this Section 5.3 or otherwise in connection with any Asset Dispositions, none of the Company or any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall direct the Company and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i)  initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii)  engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person or afford access to the business properties, assets, books, or records of the Company or any of its Subsidiaries to any third party, in each case relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)  amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries; provided, however, that if, and only if, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit a Person to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 5.3;

(iv)  approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL;

(v)  otherwise knowingly facilitate any effort or attempt by any third party (or its potential sources of financing) to make any proposal or offer that constitutes an Acquisition Proposal;

(vi)  except as permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”); or

(vii)  approve, authorize, agree or publicly announce any intention to do any of the foregoing.

Any breach by the directors, officers and attorneys of the Company or any of the Company Subsidiaries, or any other Representative of the Company (at the Company’s direction), of this Section 5.3(a) shall be deemed a breach hereof by the Company.

(b)  Exceptions. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may, in response to a bona fide Acquisition Proposal received after the date of this Agreement that did not arise from a material breach of the obligations set forth in this Section 5.3, (i) provide information in response to a request therefor by a Person who has executed and delivered a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”)); provided that such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with (and in any event within twenty-four (24) hours of) the time it is made available to such Person; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal, subject to such Person agreeing to an Acceptable Confidentiality Agreement; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii), or (iii) above, the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) in each such case referred to in clause (i), (ii), or (iii) above the Company Board determines in good faith (after consultation with its outside legal counsel) based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Any breach by the directors, officers or attorneys of the Company or any of the Company Subsidiaries, or any other Representative of the Company (at the Company’s direction), of this Section 5.3(b) shall be deemed a breach hereof by the Company.

(c)  Notice of Acquisition Proposals. During the Interim Period, the Company will promptly (and, in any event, within twenty-four (24) hours) provide Parent with written notice of (i) any proposals or offers with respect to an Acquisition Proposal that are received by the Company, (ii) any request for information from the Company in connection with an Acquisition Proposal or any request for access to the business, properties, assets, books, or records of the Company or any of the Company Subsidiaries in connection with an Acquisition Proposal, and (iii) any discussions or negotiations regarding an Acquisition Proposal that are sought to be initiated, had or continued with the Company or any of its Representatives, and in each case will provide, in connection with such written notice, a written summary of the material terms and conditions of any requests, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such requests, proposals or offers (including any amendments thereto and any material communications with respect to) any such Acquisition Proposal, inquiries or requests (and copies of any amended or modified written Acquisition Proposal, inquiry or request, including modified written proposed agreements).

(d)  No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly permitted by Section 5.3(e), the Company Board and each committee of the Company Board shall not: (i) withhold, withdraw, qualify, change, amend or modify (or publicly propose to withhold, withdraw, qualify, change, amend or modify), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Merger, (ii) approve, adopt, publicly declare advisable or publicly recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in any version of the Proxy Statement, (iv) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Sub) within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (provided that the taking no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; and it being understood that that the Company Board shall not be required to make any such recommendation against an Acquisition Proposal in the case of this clause (iv) more than one time with respect to any Acquisition Proposal unless there shall have been a publicly disclosed change regarding such Acquisition Proposal) (any action described in clauses (i) through (iv), a “Change of Recommendation”), or (v) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(e)  Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, (x) at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation in connection with a Superior Proposal that is made and not withdrawn (and that continues to be a Superior Proposal) or in response to an Intervening Event, only if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of a Superior Proposal, the Company may also terminate this Agreement pursuant to Section 7.1(f) to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i)  the Company shall have complied in all material respects with its obligations under this Section 5.3(e);

(ii)  the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal and the material terms and conditions of such Superior Proposal (and such notice shall include a copy of the latest draft of the proposed Alternative Acquisition Agreement and all other material documents relating to such Superior Proposal, including financing documents);

(iii)  where requested to do so by Parent, the Company shall have, and shall have caused each of the Company Subsidiaries to have, and shall have instructed Representatives of the Company and the Company Subsidiaries to have, negotiated with Parent and its Representatives during the applicable Notice Period in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that such Superior Proposal would cease to constitute a Superior Proposal or such Intervening Event would cease to warrant a Change of Recommendation, in each case, such that the Company Board’s failure to take the applicable action described in clauses (x) or (y) above would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that in the event of any material revision to the terms or conditions of the applicable Superior Proposal or any material change in the applicable Intervening Event, as the case may be, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice (except that the Notice Period in respect of such new Determination Notice shall be two Business Days) and Parent shall have had the right to submit a new or revised offer with respect thereto;

(iv)  at or following the end of the applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel) based on the information then available and taking into account Parent’s offers pursuant to Section 5.3(e)(iii) that with respect to any such action proposed to be taken, such Acquisition Proposal continues to constitute a Superior Proposal or such Intervening Event continues to warrant a Change of Recommendation, as the case may be, and that the failure by the Company Board to take such proposed action would still reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(v)  in the event of a termination of this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(f) and prior to or concurrently with such termination of this Agreement, the Company shall have paid the Company Termination Fee and any other amounts required by Section 7.4, including interest, if applicable, pursuant to Section 7.4(e).

(f)  Certain Permitted Disclosures. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal securities Laws regarding an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except pursuant to and in compliance with Section 5.3(e).

(g)  Existing Discussions. Upon execution and delivery of this Agreement, the Company shall and shall direct its Representatives to (i) cease and cause to promptly be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, and (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room and request the prompt return or destruction of all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of the Company Subsidiaries.

Section 5.4  Proxy Filing.

(a)  The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date (and no later than thirty Business Days after the Agreement Date), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except as expressly permitted to make a Change of Recommendation pursuant to and in compliance with Section 5.3(e), the Proxy Statement shall include the Company Board Recommendation. The Company shall not file the Proxy Statement, or any amendment or supplement thereto, without first providing Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). All information relating to Parent or Merger Sub included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and any amendments or supplements thereto, and the resolution of any comments in respect thereof received from the SEC.

(b)  The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement.

The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (and in any event no later than twenty days before the Stockholders Meeting). The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). The Company shall consult with Parent prior to (i) responding to any written response to any comments from the SEC on the Proxy Statement, requests or other communications from the SEC or its staff and (ii) filing any proposed amendments or supplements to the Proxy Statement (whether in response to such comments, requests or communications from the SEC or its staff, or otherwise) and consider reasonably and in good faith any comments of Parent and its counsel. All information relating to Parent or Merger Sub included in such written response or such proposed amendment or supplement to the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (A) the applicable party shall promptly inform the other parties hereto and (B) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.

(c)  Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.

(d)  All filings by the Company with the SEC in connection with the Stockholders Meeting, and all mailings by the Company to the holders of Company Common Stock (in addition to the Proxy Statement) in connection therewith, shall be subject to the same review and comment procedures as set forth in Section 5.4(a) with respect to the Proxy Statement.

Section 5.5  Stockholders Meeting. The Company shall use its reasonable best efforts to take all action necessary to duly call, give notice of, convene, and hold a meeting of the holders of the Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement, which meeting date shall be no later than thirty Business Days after (a) the tenth day after the preliminary Proxy Statement has been filed with the SEC (or if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (b) if by such tenth day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement.

The Company shall not submit any other proposals for approval at the Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), other than (i) procedural matters and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement, (ii) the adjournment or postponement of the Stockholders Meeting (in accordance with this Agreement) and (iii) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory note to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Stockholders Meeting, and on the day of, but prior to, the Stockholders Meeting, indicating whether as of such date sufficient votes representing the Company Stockholders Approval have been obtained. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (I) if an adjournment or postponement is required by applicable Law, (II) if the Company believes in good faith that there will be an insufficient number of votes of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval, whether or not a quorum is present (provided that the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Stockholders Meeting pursuant to this clause (II) by more than ten Business Days on any single occasion), or (III) if it is necessary to adjourn or postpone the Stockholders Meeting to ensure that the holders of Company Common Stock are given sufficient time to evaluate any required supplement or amendment to the Proxy Statement, as determined by the Company in good faith after consultation with its outside legal counsel (provided that the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Stockholders Meeting pursuant to this clause (III) by more than ten Business Days on any single occasion). The Company shall, except to the extent that the Company Board is expressly permitted to make a Change of Recommendation pursuant to and in compliance with Section 5.3(e) (which shall not, in any event, affect the Company’s obligation to hold the Stockholders Meeting at which this Agreement shall be submitted to the holders of the Company Common Stock for adoption except to the extent this Agreement is terminated in accordance with Section 7.1), (x) use commercially reasonable efforts to solicit from the holders of Company Common Stock proxies sufficient to obtain the Company Stockholder Approval; and (y) upon Parent’s reasonable request, adjourn or postpone the Stockholders Meeting up to two (2) times for a period not in excess of twenty (20) calendar days in the aggregate, if it is reasonably expected that there will be an insufficient number of votes of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval and if such action would not be a violation of the directors’ fiduciary duties under applicable Law. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal unless this Agreement has been terminated in accordance with Section 7.1(f) or otherwise in compliance with Section 5.3 and this Section 5.5.

Section 5.6  Filings; Other Actions; Notification.

(a)  Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

(b)  Information. Subject to applicable Laws, the Company and Parent each shall, upon the reasonable request by the other, furnish the other with the requested information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party or any Governmental Authority in connection with the Merger or any other Transaction, and shall provide the other party with final copies of any filings made with a Governmental Authority.

(c)  Certain Financial Information. Prior to the Closing Date, the Company shall use commercially reasonable efforts to cooperate with Parent, and shall request its accountants and auditors, in each case at Parent’s sole expense, to cooperate with Parent, to the extent necessary in connection with the filing of any audited financial statements, unaudited financial statements or pro forma financial information that is required to be prepared under the Exchange Act as a result of consummation of the Merger or any other Transaction.

(d)  Non-Renewal of Real Property Leases. Prior to the Closing Date, the Company shall provide notice to the applicable lessor, in accordance with the terms of the applicable Real Property Lease, to the effect that each Real Property Lease shall not be renewed beyond its current term.

(e)  Notice to FTC. At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a draft notice with respect to the Transactions to be sent by the Surviving Corporation to the FTC after the Effective Time, which draft notice shall be in form and substance in compliance with the requirements applicable to the Company pursuant to that certain settlement agreement dated March 4, 2020 entered into by the Company and the FTC.

Section 5.7  Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8  Public Announcements. The initial press release regarding this Agreement shall be a joint press release mutually agreed by Parent and the Company.

Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except: (a) as may be required by (i) applicable Law, (ii) court process, (iii) the rules or regulations of any applicable United States securities exchange or by obligations pursuant to any listing agreement with respect to such rules or (iv) any Governmental Authority to which the relevant party is subject or submits; or (b) with respect to communications by the Company regarding an Acquisition Proposal or a Change of Recommendation to the extent permitted by Section 5.3 and effected in accordance with and pursuant to Section 5.3, or by Parent in response thereto.

Section 5.9  Directors and Officers Exculpation, Indemnification and Insurance.

(a)  Existing Agreements and Protections. Without limiting any additional rights that any Person may have under any Contract or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Person against all obligations to pay a judgment, settlement or penalty and reasonable expenses incurred in connection with any proceeding or investigation, whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Person is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, or of another Entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such proceeding or investigation, each Indemnified Person shall be entitled to advancement by the Surviving Corporation and Parent of reasonable expenses incurred in the defense thereof (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification). In addition, (i) the Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective Indemnified Persons for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary in effect on the date hereof and made available to the Parent, and (ii) during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary in effect on the date hereof and made available to the Parent, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.

(b)  Insurance. Notwithstanding anything to the contrary in this Agreement, the Company shall purchase prior to the Effective Time a six-year tail prepaid policy under the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”) with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions). The Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder. Upon the request of Parent, and at Parent’s sole expense, the Company shall use its commercially reasonable efforts to obtain, prior to the Closing Date, a fully paid tail insurance policy, in form and substance reasonably acceptable to Parent, that will extend the Company’s existing general product and employment practices insurance policies with respect to the period prior to the Closing Date.

(c)  Successors and Assigns. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.9.

(d)  No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the tail policy referred to in Section 5.9(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the tail policy referred to in Section 5.9(b). Each of the Indemnified Persons who are beneficiaries under the D&O Insurance or the tail policy referred to in Section 5.9(b) are intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto.

Section 5.10  Transaction Litigation. During the Interim Period, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”), including by providing copies of all pleadings with respect thereto, and thereafter shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation and consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company will consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.11  Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12  Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a mutual nondisclosure agreement, dated as of November 30, 2023 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms notwithstanding the execution and delivery of this Agreement, except as expressly modified herein, and which shall terminate upon, and conditioned on the occurrence of, the Effective Time.

Section 5.13  Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.14  Takeover Statutes. The Company shall take all action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement, the Voting Agreement, the CVR Agreement, or any of the Transactions. If any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement, the Voting Agreement, the CVR Agreement or any of the Transactions, the Company shall take all actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement, the Voting Agreement and the CVR Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger, the other Transactions, or the Surviving Corporation (including with respect to any potential limitations on Parent’s exercise of voting rights of the Surviving Corporation under any Anti-Takeover Law or similar Law). Except to the extent expressly permitted by Section 5.3, the Company shall not take any action to exempt any Person other than Parent or Merger Sub or any action by such Person from, or make such Person or such action not subject to, any Anti-Takeover Law or the restrictions on “business combinations” as set forth in the DGCL or any similar Law.

Section 5.15  Notification of Certain Matters. Unless prohibited by applicable Law, Parent and the Company shall each notify the other as soon as practicable upon receiving Knowledge of any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VI; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination to any party hereto under Article VII; and provided, further, that the delivery of any notice pursuant to this Section 5.15 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.16  Resignations. At or prior to the Closing, the Company shall deliver to Parent written resignations of each director and officer of the Company in such capacity (other than any resignations which Parent designates prior to the Closing, by written notice to the Company, as unnecessary), each of which shall be effective as of the Effective Time and in the form attached hereto as Exhibit E.

Section 5.17  Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.18  Employee Matters.

(a)  With respect to each individual who is a Company Employee as of immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide, upon termination of each such Company Employee after the Effective Time, the severance payments set forth on Section 5.18(a) of the Company Disclosure Schedules.

(b)  With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates, including any vacation, paid time-off and severance plans (the “Parent Plans”), for purposes of determining eligibility to participate, level of or entitlement to benefits and vesting, each Company Employee’s service with the Company and any Subsidiary (and any predecessor thereto) prior to the Effective Time shall be treated as service with Parent, the Surviving Corporation or their Affiliates, as applicable; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)  For the plan year in which the Effective Time occurs, (i) Parent shall waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods evidence of insurability or similar limitations, under any Parent Plans in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate and (ii) Parent shall use commercially reasonable efforts to recognize or credit, or shall cause the Surviving Corporation or any of its Affiliates to recognize or credit, any deductible, co-insurance, maximum out-of-pocket expenses or other payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Company Employee Benefit Plan or PEO Benefit Plan for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans, including the Parent Plans, the Company Employee Benefit Plans and the PEO Benefit Plans, in which such Company Employee will be eligible to participate from and after the Effective Time.

(d)  At least 30 days prior to the Anticipated Closing Date, Parent shall provide to the Company a list of the Company Employees whose employment Parent intends to, immediately after the Effective Time, maintain with the Company or any of its Subsidiaries or transfer to Parent (the “Designated Employees”). The Company (i) shall have no obligation to maintain employment of any Company Employee that is not a Designated Employee (including if Parent shall not have provided a list of Designated Employees in accordance with this Section 5.18(d)), and may terminate the employment of any such Company Employee at any time prior to the Closing and (ii) shall not terminate any Designated Employee prior to Closing, except for Cause (it being understood that nothing shall prohibit any Designated Employee from resigning their employment at any time).

(e)  The parties hereto acknowledge and agree that all provisions contained in this Section 5.18 are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Employee Benefit Plan, PEO Benefit Plan, or Parent Plan, or (ii) to continued employment with the Company, Parent, the Surviving Corporation, or any of their Subsidiaries. After the Effective Time, nothing contained in this Section 5.18 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent or the Surviving Corporation, nor shall it interfere with Parent’s, or any of its Subsidiaries’, right to amend, modify or terminate any employee benefit plan or to terminate the employment of any employee of the Surviving Corporation or Parent or any of its other Subsidiaries for any reason.

(f)  Prior to the Closing, the Company will pay all accrued salaries, bonuses, commissions, wages, severance, expenses, indemnity payments and accrued vacation pay owed to directors, officers, employees or independent contractors with respect to periods prior to the Effective Time, other than (i) amounts which have been specifically included in the Net Cash Calculation, (ii) such salary, wages or similar payments that will accrue only after the Effective Time, (iii) any payments due pursuant to the MRIP in accordance with Section 5.19, (iv) any severance or similar payments due with respect to any Designated Employees and (v) any payments that may become due after the Effective Time pursuant to Section 5.9.

Section 5.19  MRIP Payments. Effective as of the Effective Time, subject to Section 4 of the Company’s Amended and Restated Management Retention and Incentive Plan (the “MRIP”) and subject to the Company’s receipt of an executed general release of claims in substantially the form of Exhibit A1 of the MRIP, and such release becoming effective, each eligible participant in the MRIP (“Participant”) will have the right to receive from the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to such Participant: (a) an amount in cash equal to (i) such Participant’s percentage interest (as listed on Schedule A of the MRIP) multiplied by (ii) the Closing Cash Consideration (the aggregate amount described in this clause (a), the “MRIP Closing Consideration”); and (b) upon the making of any Distributions (as defined in the CVR Agreement) pursuant to the CVR Agreement, such amounts in cash equal to (i) such Participant’s percentage interest (as listed on Schedule A of the MRIP) multiplied by (ii) the Pre-MRIP Adjusted Proceeds (as defined in the CVR Agreement) in respect of the applicable Distribution Period (as defined in the CVR Agreement) (the amounts described in this clause (b), the “MRIP Contingent Consideration”). Payment of the MRIP Closing Consideration shall be made in lump sum, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, within thirty days following the Effective Time. Payment of the MRIP Contingent Consideration shall be made in lump sum, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the same dates as the applicable Distributions (as defined in the CVR Agreement) shall be made pursuant to the CVR Agreement; provided that, to the extent required to avoid a violation of Section 409A of the Code, and notwithstanding anything to the contrary contained herein, payment of any MRIP Contingent Consideration shall only be made to the extent such payment is made not later than five years after the Closing Date, and no amount in respect of any MRIP Contingent Consideration shall be paid to any Participant after such five year period. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, comply in all respects with all the applicable terms of the MRIP.

Section 5.20  Asset Dispositions and CVR Agreement.

(a)  During the Interim Period, the Company shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the DPNCheck® Business in a transaction or series of transactions (each, an “Asset Disposition”), and to enter into any agreement with respect to any Asset Disposition; provided that (i) the Company shall notify Parent at least five Business Days prior to entering into any agreement with respect to any Asset Disposition and provide copies of all draft written agreements or documents with respect to such sale, transfer, licensee, assignment or other divestiture and (ii) the consummation of any such Asset Disposition that would create any material post-disposition continuing obligations or liabilities for Parent or the Surviving Corporation following the Effective Time shall require, to the extent consistent with applicable Laws, the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Subject to the provisions of this Section 5.20(a) and the CVR Agreement, the Company may, in contemplation of any Asset Disposition, (A) establish one or more Subsidiaries to hold the DPNCheck® Business, (B) transfer to any such Subsidiary any or all of the DPNCheck® Business and the liabilities and obligations related thereto and (C) take such other steps that are reasonably necessary to prepare for such Asset Disposition. If the Company transfers the DPNCheck® Business to one or more Subsidiaries, the terms of this Section 5.20(a) shall apply to such Subsidiaries in addition to the Company.

(b)  Each party to this Agreement acknowledges that the Company may not be successful in completing, or may determine not to proceed, in its sole discretion, with any Asset Dispositions. The net proceeds from such sale, transfer, license, assignment or other divestiture of the DPNCheck® Business following the Effective Time shall be payable to the holders of CVRs pursuant to the terms and conditions of the CVR Agreement.

(c)  At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent authorizes, executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse in any respect to any holder of a CVR) and to insert the appropriate descriptions of or references to any Asset Dispositions carried out or contemplated to be carried out by such time. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Article VI
CONDITIONS TO MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by Law, waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)  No Legal Prohibition. No Governmental Authority having competent jurisdiction over any party shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger (any such Law or Order, a “Legal Restraint”).

(c)  Net Cash. Net Cash shall have been finally determined in accordance with Section 1.7.

(d)  Annual Report. The Company shall have filed an Annual Report on Form 10-K with the SEC for the fiscal year ended December 31, 2024.

Section 6.2  Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)  Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with its agreements, covenants and other obligations contained in this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)  Accuracy of Representations and Warranties.

(i)  The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except that representations and warranties which address matters only as of a particular date shall be so true and correct as of such particular date), in each case except for de minimis inaccuracies.

(ii)  The representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.6(b), Section 3.8, and Section 3.23 that are (A) qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)), as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except that representations and warranties which address matters only as of a particular date shall be so true and correct as of such particular date).

(iii)  The other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except that representations and warranties which address matters only as of a particular date shall be so true and correct as of such particular date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)  Receipt of Officers’ Certificate. Parent and Merger Sub shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)  Net Cash. Net Cash, as finally determined in accordance with Section 1.7, shall be equal to or greater than the Net Cash Threshold.

Section 6.3  Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)  Compliance with Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of their respective agreements, covenants and other obligations contained in this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)  Accuracy of Representations and Warranties.

(i)  The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.5 and Section 4.9 that are (A) qualified as to materiality or material adverse effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or material adverse effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)), as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except that representations and warranties which address matters only as of a particular date shall be so true and correct as of such particular date).

(ii)  The other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except that representations and warranties which address matters only as of a particular date shall be so true and correct as of such particular date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions in accordance with the terms of this Agreement.

(c)  Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d)  CVR Agreement. The CVR Agreement shall be in full force and effect.

Article VII
TERMINATION

Section 7.1  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)  by mutual written agreement of Parent and the Company; or

(b)  by either Parent or the Company if the Effective Time shall not have occurred on or before June 15, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or has been the principal factor resulting in, the failure of the Effective Time to have occurred on or before the End Date; or

(c)  by either Parent or the Company if the Stockholders Meeting shall have been duly convened and at which the polls were closed after a vote of the holders of the Company Common Stock, and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(d)  by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Legal Restraint and such Legal Restraint shall have become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e)  by the Company if Parent or Merger Sub shall have breached or failed to perform under any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within the earlier of (A) thirty days of receipt by Parent of written notice of such breach or failure or (B) three Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company has breached any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that would cause any condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(f)  by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to compliance in all material respects with the applicable terms and conditions of Section 5.3 (without giving effect to any materiality qualifications therein), to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(i) (and, if applicable, any amounts required to be paid pursuant to Section 7.4(e)) and (iii) the Company substantially concurrently enters into such Alternative Acquisition Agreement; or

(g)  by Parent if the Company shall have breached or failed to perform under any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) thirty days of receipt by the Company of written notice of such breach or failure or (B) three Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that would cause any condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied;

(h)  by Parent, if, at any time prior to the time the Company Stockholder Approval is obtained, a Change of Recommendation shall have occurred; or

(i)  by Parent, if (i) the Company notifies Parent, in response to a reasonable request from Parent, that Net Cash as of the Anticipated Closing Date is expected to be less than the Net Cash Threshold or (ii) Net Cash is determined pursuant to the terms of Section 1.7 to be less than the Net Cash Threshold.

Section 7.2  Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto or, if later, upon the end of the applicable cure period, if any, set forth in Section 7.1.

Section 7.3  Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties), as applicable, to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.12, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve the Company, Parent or Merger Sub from liability for Willful Breach in connection with this Agreement or any of the Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a knowing and intentional material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission to take such act would be the primary cause of a failure of any of the conditions set forth in Article VI to be satisfied; provided that, without limiting the meaning of Willful Breach, any failure by any party to consummate the Merger and the Transactions after the applicable conditions to the Closing set forth in Article VI have been satisfied or, to the extent permitted by Law, waived, shall constitute a Willful Breach of this Agreement.

Section 7.4  Termination Fees; Expense Reimbursement.

(a)  The Company shall pay in cash to Parent or its designee, by wire transfer of immediately available funds, a termination fee of $500,000 (the “Company Termination Fee”), if this Agreement is terminated (provided that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion):

(i)  by the Company pursuant to Section 7.1(f), in which case the Company Termination Fee shall be paid concurrently with, and as a condition to, the effectiveness of such termination;

(ii)  by Parent pursuant to Section 7.1(h), in which case the Company Termination Fee shall be paid no later than three Business Days after the date of such termination; or

(iii)  by either Parent or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(b)) or by Parent pursuant to Section 7.1(g), if (A) prior to such termination, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and has not been publicly withdrawn, and (B) within twelve (12) months after the date of such termination of this Agreement, the Company shall have (I) entered into a definitive Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction that is ultimately consummated (whether such consummation takes place during such 12-month period or thereafter) or (II) consummated any Competing Acquisition Transaction (in each case in clauses (I) or (II), whether or not such Competing Acquisition Transaction is the same as the original Competing Acquisition Transaction that was publicly announced or publicly disclosed), in which case the Company Termination Fee shall be paid no later than three Business Days after the date of the consummation of such Competing Acquisition Transaction.

(b)  The Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred by Parent in connection with this Agreement and the Transactions, within ten Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses, if this Agreement is terminated:

(i)  by either Parent or the Company pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(g), in which case such reimbursement shall be up to a maximum aggregate amount of $500,000; provided, however, that such reimbursement pursuant to this Section 7.4(b)(i) shall only apply, as the case may be, if the applicable termination occurs under circumstances in which the Company is not required to pay the Company Termination Fee, and in case the Company Termination Fee shall later become payable for any reason, any amounts previously paid under this Section 7.4(b)(i) shall be credited to and deducted from such Company Termination Fee; or

(ii)  by the Company pursuant to Section 7.1(f) or by Parent pursuant to Section 7.1(h), in which case such reimbursement shall be up to a maximum aggregate amount of $250,000 and shall be separate from and in addition to any Company Termination Fee that may become payable upon such termination in accordance with Section 7.4(a).

(c)  Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions up to a maximum aggregate amount of $500,000, within ten Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses, if this Agreement is terminated by the Company pursuant to Section 7.1(e).

(d)  Any Company Termination Fee or expense reimbursement due pursuant to Section 7.4(a), Section 7.4(b) or Section 7.4(c), as applicable, shall be paid by wire transfer of same-day funds, to an account designated by the party claiming right to such payment.

(e)  Recovery. If a party hereto fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, the other party commences a Legal Proceeding that results in a judgment against a party for the amount set forth in Section 7.4 or any portion thereof, the defaulting party will pay to the non-defaulting party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)  Acknowledgement. Each of the Company, Parent and Merger Sub acknowledges and agrees that:

(i)  the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement;

(ii)  the damages resulting from termination of this Agreement under circumstances where the amounts set forth in Section 7.4(a), Section 7.4(b) or Section 7.4(c) are payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a), Section 7.4(b) or Section 7.4(c), as the case may be, are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the applicable party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and shall be (together with all interest as described in Section 7.4(e)) the sole remedy of the parties in the event of a termination of this Agreement under the circumstances described in Section 7.4(a), Section 7.4(b) or Section 7.4(c), as the case may be;

(iii)  subject to Section 7.3, following the payment of the Company Termination Fee or any other amounts that may be due by the Company pursuant to Section 7.4(a), Section 7.4(b) or Section 7.4(e), as the case may be, (A) the Company shall have no further liability to Parent or Merger Sub in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Transactions to be consummated, (B) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by the Company giving rise to such termination or the failure of the Transactions to be consummated and (C) Parent and its Affiliates shall be precluded from any other remedy against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company), at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by the Company giving rise to such termination or the failure of the Transactions to be consummated; and

(iv)  subject to Section 7.3, following the payment of any amounts that may be due by Parent pursuant to Section 7.4(c) or Section 7.4(e), as the case may be, (A) Parent and Merger Sub shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent or Merger Sub giving rise to such termination, or the failure of the Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or seek to obtain any recovery, judgment or damages of any kind against Parent (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of Parent) in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against Parent (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of Parent), at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the Transactions to be consummated.

Article VIII
MISCELLANEOUS PROVISIONS

Section 8.1  Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that would require further approval by the stockholders of the Company without such further approval.

Section 8.2  Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Sub or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3  No Survival. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4  Entire Agreement; No Third Party Beneficiary.

(a)  This Agreement, including the exhibits hereto, the Company Disclosure Schedules, the Parent Disclosure Schedules, the CVR Agreement, and the documents and instruments relating to the Merger referred to in this Agreement, constitute, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (i) the Effective Time, at which time the Confidentiality Agreement shall terminate and (ii) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS OR, IN THE CASE OF ANY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, REGARDING THE COMPANY OR COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OPERATIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(b)  This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to the Indemnified Persons who are express third party beneficiaries of Section 5.9.

Section 8.5  Applicable Law; Jurisdiction.

(a)  This Agreement shall be deemed to be made and shall be interpreted, construed and governed in all respects by and in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 7.4 are not intended to and do not adequately compensate the parties hereto for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement.

(d)  The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing, in no event shall a party be awarded both (x) a remedy of specific performance to consummate the Closing pursuant to this Section 8.5 and (y) damages.

(e)  Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the consummation of the Closing when expressly available to such party pursuant to the terms of this Agreement, the End Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 8.6  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Any assignee pursuant to the preceding clause may enforce its rights and remedies under this Agreement at law or in equity. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.7  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

if to Merger Sub or Parent:

electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

Attention: Dan Goldberger

Email: dan.goldberger@electrocore.com

with a copy to (which copy shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ira Kotel and Ilan Katz

Email: ira.kotel@dentons.com; ilan.katz@dentons.com

if to the Company:

NeuroMetrix, Inc.

4B Gill Street

Woburn, MA 01801

Attention: Shai Gozani

Email: Shai_Gozani@neurometrix.com

with a copy to (which copy shall not constitute notice):

Covington & Burling LLP

One International Place, Suite 1020

Boston, MA 02111

Attention: Megan Gates

Email: mgates@cov.com

Section 8.8  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.9  Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, Parent and the Company shall each bear and pay 50% of the fees and expenses incurred in relation to the printing, filing with the SEC, mailing and distribution of the Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and the solicitation of proxies in connection with the Stockholders Meeting, and in each case as paid to a financial printer, the SEC, any proxy solicitor or other vendor responsible for any such activities (the “Proxy Expenses”); provided that Parent shall not be required to bear and pay more than $125,000 in Proxy Expenses (the excess of which shall be borne and paid by the Company).

Section 8.10  Construction.

(a)  For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)  The phrases “made available to,” “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, for review in the electronic data room hosted by the Company in connection with the Transactions, or (ii) has been filed by the Company on EDGAR, in each case no later than one Business Day prior to the date hereof.

(f)  When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g)  Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h)  References to a Person are also to its permitted successors and assigns.

Section 8.11  Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELECTROCORE, INC.

By:	/s/ Dan Goldberger
Name:	Dan Goldberger
Title:	President and Chief Executive Officer

NEXUS MERGER SUB INC.

By:	/s/ Dan Goldberger
Name:	Dan Goldberger
Title:	Chief Executive Officer

NEUROMETRIX, INC.

By:	/s/ Shai Gozani
Name:	Shai Gozani
Title:	President and Chief Executive Officer

Signature page to Agreement and Plan of Merger

EXHIBIT A

DEFINITIONS

1.1  Cross Reference Table. Each of the following terms is defined in this Agreement in the Sections opposite such term in the table set forth below.

Terms	Section
Accounting Firm	Section 1.7(d)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(vi)
Anti-Kickback Statute	Section 3.12(c)
Anti-Takeover Laws	Section 3.20(a)
Anticipated Closing Date	Section 1.7(a)
Asset Disposition	Section 5.20(a)
Book-Entry Shares	Section 1.3(c)
Capitalization Date	Section 3.2(a)
CBAs	Section 3.15(a)
Certificate	Section 1.3(b)
Certificate of Designation	Section 2.1
Change of Control Payment	Section 3.17(a)(ix)
Civil Monetary Penalty Law	Section 3.12(c)
Closing	Section 1.1(b)
Closing Cash Consideration	Section 1.2(a)
Closing Date	Section 1.1(b)
Company	Preamble
Company Balance Sheet	Section 3.5(e)
Company Board	RECITALS
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Material Contract	Section 3.17(a)
Company Preferred Stock	Section 3.2(a)
Company Product	Section 3.11(a)
Company Rights	Section 3.2(a)
Company RSA Cash Consideration	Section 1.5(a)
Company RSU Cash Consideration	Section 1.5(c)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.12
Consent	Section 3.3(c)
Contingent Payments	RECITALS
CVR	Section 1.2(a)
CVR Agreement	RECITALS

Terms	Section
D&O Insurance	Section 5.9(b)
Designated Employees	Section 5.18(d)
Determination Date	Section 1.7(a)
DGCL	Section 1.1(a)
Dispute Notice	Section 1.7(b)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
End Date	Section 7.1(b)
Exchange Fund	Section 1.3(a)
Excluded Shares	Section 1.2(b)
False Claims Act	Section 3.12(c)
Federal Food, Drug, and Cosmetic Act	Section 3.12(c)
Federal Trade Commission Act	Section 3.12(c)
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(b)
Licensed Intellectual Property	Section 3.14(b)
Medical Device	Section 3.13(f)
Merger	RECITALS
Merger Consideration	Section 1.2(a)
Merger Sub	Preamble
MRIP	Section 5.19
MRIP Closing Consideration	Section 5.19
MRIP Contingent Consideration	Section 5.19
Net Cash Calculation	Section 1.7(a)
Net Cash Schedule	Section 1.7(a)
Parent	Preamble
Parent Disclosure Schedules	Article IV
Parent Plans	Section 5.18(b)
Participant	Section 5.19
Paying Agent	Section 1.3(a)
Permits	Section 3.12(f)
Proxy Expenses	Section 8.9
Proxy Statement	Section 5.4(a)
Recall	Section 3.12(e)
Regulatory Data	Section 3.13(d)
Response Date	Section 1.7(b)
Rights Agent	RECITALS
Rights Plan	Section 3.2(a)
SEC	Article III
Section 83(b) Election	Section 1.5(a)
Stark Law	Section 3.12(c)
Stockholders Meeting	Section 5.5
Studies	Section 3.13(d)

Terms	Section
Surviving Corporation	Section 1.1(a)
Transaction Litigation	Section 5.10
Voting Agreement	RECITALS
Willful Breach	Section 7.3

1.2  Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest (a) by Parent, Merger Sub or one of Parent’s other Subsidiaries or (b) to the extent relating to any Asset Disposition).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions or any Asset Disposition) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (b) any direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of Company Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (c) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company, or any of the Company Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company, and the Company Subsidiaries, taken as a whole; (d) any direct or indirect sale, lease, exchange, transfer or other disposition of assets of the Company or the Company Subsidiaries equal to twenty percent (20%) or more of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); or (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company which, individually or in the aggregate, generate or constitute twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption or kick-backs.

“Asset Disposition Proceeds” means the net proceeds, if any, resulting from any Asset Disposition actually received by the Company or any of its Subsidiaries.

“Authorization” means any consent, order, license, permit, approval and other similar authorization of or from (including any applications to) any Governmental Authority, together with any renewals, extensions, supplemental approvals or modifications thereof and additions thereto.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cause” means a dismissal of an employee as a result of (a) the employee’s material breach of any agreement with the Company or any of its Subsidiaries; (b) the employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (c) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the employee of the employee’s duties to the Company or any of its Subsidiaries.

“Closing Cash Consideration” means the aggregate amount of Net Cash.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current Company Employee or director or other individual service provider of the Company or any Company Subsidiary.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and with respect to which the Company, any of the Company Subsidiaries would reasonably be expected to have any material liability, other than a PEO Benefit Plan.

“Company Equity Awards” means the Company Options, Company RSAs, and Company RSUs.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company Fully Diluted Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed assuming, without limitation or duplication, (a) the exercise of each Company Option outstanding and unexercised immediately prior to the Effective Time that has an exercise price less than or equal to the then current trading price for shares of Company Common Stock (i.e., “in-the-money” options), (b) the settlement in shares of Company Common Stock of each Company RSU and Company RSA outstanding as of the Effective Time, and (c) the conversion, immediately prior to the Effective Time, of each issued and outstanding share of Company Preferred Stock into the shares of Company Common Stock that such shares of Company Preferred Stock are convertible into in accordance with the applicable Company Charter Documents.

“Company Inducement Grant” means an inducement stock option grant whether pursuant to standalone grants or the Company’s 2009 Non-Qualified Inducement Stock Plan, or otherwise made by the Company pursuant to NASDAQ Listing Rule 5635(c)(4) outside of the Stock Plans.

“Company Intellectual Property” means all of the registered and unregistered Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, development, condition or change that, individually or in the aggregate, has or would be reasonably likely to (a) have a material adverse effect on the business, operations, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevent or materially impair or materially delay the Company’s ability to consummate the Transactions taken as a whole; provided, however, that for the purposes of clause (a) none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect: (i) general economic or political conditions (or changes or disruptions in such conditions); (ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate; (iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks (including cyber-attacks), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world; (v) actions required to be taken by the Agreement; (vi) any changes in applicable Law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof; (vii) the announcement of this Agreement or the pendency of the Transactions; (viii) any natural or man-made disaster, hurricane, earthquake, flood, disaster, acts of God, public health emergency, pandemic or other force majeure events; or (ix) any change, in and of itself, in the market price or trading volume of the Company’s securities or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of any such changes and failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, effect, occurrence, fact, circumstance, development, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi) or (viii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Registered Intellectual Property” means the Company Intellectual Property that are United States, international and foreign: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Domain Names; and (e) any other Intellectual Property Rights; in each case, that are the subject of an application filed with or registration issued by any Governmental Authority or Domain Name registrar.

“Company RSA” means an award of restricted stock with respect to shares of Company Common Stock.

“Company RSU” means an award of restricted stock units with respect to shares of Company Common Stock.

“Company Systems” means the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment owned or controlled by the Company or any of the Company Subsidiaries.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, license, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other binding commitment, whether written or oral.

“Data Security Requirements” means, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (a) Law (including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (b) external-facing written privacy policies and privacy notices of the Company or any of the Company Subsidiaries, (c) written information security policies of the Company or any of the Company Subsidiaries, and (d) requirements in any Company Material Contracts.

“DPNCheck® Business” means any assets, technology and Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by the Company relating solely to the Company’s DPNCheck® product, in each case, in existence on the Agreement Date.

“DTC” means The Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval Database for the SEC.

“Employee Benefit Plan” means (a) each material “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (b) each other material employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, health or welfare benefits, sick pay, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any and all foreign, federal, state or local laws, statutes, ordinances, codes, policies, decrees, guidelines, rules, regulations, orders or decisions, including the common and civil law, arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Materials into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; and (c) workplace health and safety and protection of employees from exposure to Hazardous Materials.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or other security (including debt securities) or interest convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency, commission, instrumentality or other governmental authority of such government or political subdivision, or any self-regulated organization or other non-governmental authority, quasi-governmental authority or private body exercising any regulatory or other governmental or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money (including the issuance of any debt security) to any Person, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, debentures or similar Contracts, (c) reimbursement obligations in respect of letters of credit and bankers’ acceptances, (d) indebtedness created with respect to, or arising under, any deferred purchase price of property or services, any conditional sale or other title retention agreement with respect to property acquired, (e) obligations of such Person under interest rate or currency swap transactions, (f) obligations with respect to any capital leases that are classified as liabilities on a balance sheet in conformity with GAAP, (g) principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of clauses (a) through (f) above, and (h) indebtedness of another Person referred to in clauses (a) through (g) above guaranteed by such Person.

“Indemnified Person” means (a) any current or former director, officer or employee of the Company or any of its Subsidiaries and (b) any Person who is serving or who served as a director, officer, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case prior to the Effective Time and at the request of the Company or any of its Subsidiaries.

“Intellectual Property Rights” means any and all statutory or common law rights throughout the world in, arising out of, or associated with any of the following: (a) United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisional applications, continuations and continuations in part thereof (collectively, “Patents”); (b) Trade Secrets and similar rights in confidential information, know-how, and materials; (c) copyrights and other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (d) trademark rights and the goodwill thereof and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (f) rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (g) similar, corresponding or equivalent rights to any of the foregoing; and (h) registrations of or applications to register any of the foregoing.

“Intervening Event” means a material change, effect, event, circumstance, occurrence or other matter that was not known to the Company Board or any committee thereof on the Agreement Date (or if known, the extent of the consequences of which were not known to the Company Board or any committee thereof as of the Agreement Date), which change, effect, event, circumstance, occurrence or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the time that the Company Stockholder Approval is obtained; provided, however, that in no event shall any Acquisition Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules and (b) Parent or Merger Sub, the actual knowledge of those individuals set forth in Section 1.0(b) of the Parent Disclosure Schedules, in each case after due inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to Company Intellectual Property, “Knowledge” or “Known” does not require the Company to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Company Intellectual Property clearance searches or search for or review any prior art.

“Law” means any federal, state, provincial, local, municipal, foreign or multi-national statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Orders, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any legal, arbitral, civil, criminal, administrative, investigative or appellate proceeding), claim, charge, complaint, indictment, hearing or other similar legal proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority, any arbitrator or arbitration panel, mediator, or other tribunal.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, security arrangement, claim, infringement, interference, option, restriction, title retention device, claim easement, right of way, encroachment, right of first refusal, right of first offer, conditional sale agreement, tenancy, license, charge, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Net Cash” means, as of the Anticipated Closing Date, and in each case without duplication, (a) the sum of the Company’s cash and cash equivalents (including any Asset Disposition Proceeds received by the Company or any of its Subsidiaries prior to or on the Anticipated Closing Date pursuant to any Asset Disposition), marketable securities, accounts, interest and other receivables (to the extent determined to be fully collectible), and deposits (to the extent fully refundable to the Company), in each case determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Balance Sheet, minus (b) to the extent unpaid, the portion of the Proxy Expenses required to be borne and paid by the Company pursuant to Section 8.9, minus (c) the sum of the Company’s accounts payable and accrued expenses, in each case determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Balance Sheet, minus (d) the cash cost of any unpaid “single-trigger” change of control payments or severance, termination or similar payments (including any COBRA related obligations) that are or become due solely as a result of the Transactions to any current or former employee, director or independent contractor of the Company (provided that the MRIP Closing Consideration shall be disregarded for purposes of this clause (d), and instead shall be paid out of the Closing Cash Consideration as set forth in Section 5.19), minus (e) any unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) for which the Company is liable, including those which have been incurred by the Company in connection with this Agreement and the Transactions and remain so unpaid, minus (f) any and all of the Company’s other current and long-term liabilities payable in cash, in each case to the extent not paid or cancelled at or prior to the Anticipated Closing Date or scheduled for cancellation prior to the Closing (other than any remaining post-Closing liabilities associated with the Real Property Leases, which liabilities shall not be so subtracted), minus (g) the aggregate estimated cost to sever all employees and independent contractors of the Company other than the Designated Employees, minus (h) the cost of obtaining a tail policy for the D&O Insurance (unless paid prior to the Closing).

“Net Cash Threshold” means $8,000,000.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority, arbitrator or other tribunal, whether temporary, preliminary, or permanent.

“PEO” means a professional employer organization or co-employer organization.

“PEO Benefit Plan” means an Employee Benefit Plan that is sponsored by a PEO under which any current or former employee, director, manager, officer, consultant, independent contractor (or the beneficiaries or dependents of any of them) of the Company or a Subsidiary of the Company is receiving, or may be eligible to receive, benefits in connection with the Company’s current or past engagement of a PEO.

“Per Share Cash Consideration” means the quotient of: (a) the Closing Cash Consideration minus the aggregate amount of MRIP Closing Consideration; divided by (b) the Company Fully Diluted Shares.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (b) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements; (c) Liens affecting the interest of the grantor of any easements benefiting any real property provided such easements do not materially impair the continued use and operations of the Leased Real Property; (d) defects or irregularities in title, easements, rights of way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (e) zoning, building and other similar Laws imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (f) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (h) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business and restrictions associated with third party rights and licenses; and (i) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased property or assets that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property or assets of the Company and the Company Subsidiaries taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data or other information that is defined as “personal information,” “personal data,” “personally identifiable information,” or “protected health information” or equivalent terms under any applicable Law.

“Processed” means any operation or set of operations that is performed on data, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

“Real Property Leases” means the leases, subleases, licenses, sublicenses, and occupancy agreements, together with all amendments, modifications, and side letters thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registrations” means authorizations, approvals, clearances, licenses, permits, certificates, registrations, listings, or exemptions issued by the International Organization for Standardization or any Governmental Authority (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, certifications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the procurement, research, development, manufacture, processing, distribution, marketing, storage, transportation, testing, screening, use and sale of the Company Products.

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, abandonment, or disposing into the environment.

“Remedial Action” means any removal, abatement, response, investigative (including pre-remedial studies, investigations or monitoring), treatment, cleanup, restoration and/or monitoring activities undertaken to address any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, or Release of any Hazardous Material.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers, brokers, and other advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (b) incident in which Personal Information is Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner.

“Stock Plans” means the Company’s Twelfth Amended and Restated 2004 Stock Option and Incentive Plan, the Company’s 2022 Equity Incentive Plan, and the Company’s 2009 Non-Qualified Inducement Stock Plan, including any sub-plans, and any other stock option, stock bonus, stock award, or stock purchase plan, program, standalone stock grant agreement, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other Contract entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” means, in relation to a Person, an Entity in which such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that did not result from a material breach of Section 5.3 and relating to an Acquisition Transaction that, if consummated, would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board reasonably determines in good faith (after consultation with its outside legal counsel), based on such matters that the Company Board reasonably deems relevant (including the likelihood of consummation thereof), and taking into account any revisions to the terms of this Agreement and the Merger proposed by Parent during the applicable Notice Period set forth in Section 5.3(e), if any, would result in a transaction more favorable to the holders of the Company Common Stock from a financial point of view than the Merger.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), declaration, schedule, form, or Tax election, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Trade Secrets” has the meaning given to it under the United States Uniform Trade Secrets Act.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means an outstanding and unexercised Company Option (or portion thereof) that is not a Vested Company Option.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time and includes any Company Option (or portion thereof) which accelerates vesting contingent and effective immediately prior to the Effective Time or in connection with the Closing.

EXHIBIT B

CONTINGENT VALUE RIGHTS AGREEMENT

FORM OF CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between electroCore, Inc., a Delaware corporation (“Parent”), and [●], a [●] (the “Rights Agent”).

PREAMBLE

WHEREAS, Parent, Nexus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and NeuroMetrix, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger dated as of December [●], 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving the merger as a subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, as a result of the consummation of the Merger, the holders of Company Common Stock, Company RSAs, Company RSUs and, if and when applicable pursuant to the terms of the Merger Agreement, Company Preferred Stock and Company Options (with each such term as defined in the Merger Agreement; and such holders, collectively, the “Holders”), will become entitled to receive certain contingent cash payments as hereinafter described;

1[WHEREAS, the Company has entered into [a][certain] Disposition Agreement[s] (as defined below), pursuant to which the Company has agreed to dispose of certain of the DPNCheck® Assets as described therein;]

[WHEREAS, pursuant to the Disposition Agreement[s], and in accordance with the terms and conditions thereof, the applicable Buyer (as defined below) agreed to make certain payments to the Company, including upon the achievement of certain milestones and occurrence of certain events]; and

WHEREAS, Parent has agreed, pursuant to the terms of the Merger Agreement, to enter into this Agreement to provide the Holders with the right to receive certain future contingent payments (if any) arising out of (i) sales of the Company’s products marketed under the brand name Quell or (ii) proceeds received by the Company with respect to the Dispositions (as defined below).

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

________________________

1 Throughout this Agreement, bracketed portions (or other references to the Disposition Agreements) to be modified to conform to the actual Disposition Agreement or (Disposition Agreements) with respect to any DPNCheck® Assets that shall have been entered into prior to the Effective Date.

(a)	DEFINITIONS

a.  Definitions. The following terms shall have the meanings ascribed to them as follows:

“Acting Holders” means any Holder or Holders of at least fifty percent (50%) of the outstanding CVRs as set forth on the CVR Register.

“Affiliate” means with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such first person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer” means any person or entity who has entered into a Disposition Agreement with any Company Entity.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary (direct or indirect) of Parent), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity or (c) any other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Company Entity” means any of Parent, the Company or their respective Affiliates.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Disposition” means the relevant sale, license, transfer or other disposition of any of the DPNCheck® Assets as provided in [the][a] Disposition Agreement.

“Disposition Agreement” means [each of] the following: [●].2

________________________

2 To include reference to the actual Disposition Agreement(s) that shall have been entered into prior to the Effective Date.

“Distribution” means, for any given Distribution Period:

(a) an amount equal to (i) Pre-MRIP Adjusted Proceeds, minus (ii) all MRIP Contingent Consideration payable pursuant to, and as defined in, Section 5.19 of the Merger Agreement, with respect to the Pre-MRIP Adjusted Proceeds for such Distribution Period (which MRIP Contingent Consideration shall be paid by Parent separately pursuant to Section 5.19 of the Merger Agreement, and assuming such payment is made);

divided by (b) the aggregate number of CVRs held by Holders as reflected in the CVR Register as of the close of business on the last day of such Distribution Period.

“Distribution Calculation Date” means (a) July 1, 2025, solely in the event that any Gross Proceeds shall have been received by any Company Entity prior to such date, and (b) thereafter, the 1st day of January of each calendar year.

“Distribution Period” means the period from, and including, a Distribution Calculation Date to, but excluding, the next Distribution Calculation Date; provided that (a) the initial Distribution Period shall commence on, and include, the Effective Date and end on, but exclude, the first Distribution Calculation Date and (b) in the event that any Gross Proceeds shall have been received by any Company Entity prior to July 1, 2025, the Pre-MRIP Adjusted Proceeds with respect to such Distribution Period shall only include eighty percent (80%) of such Gross Proceeds, and the remaining twenty percent (20%) of any Gross Proceeds received by any Company Entity during such Distribution Period shall be deferred for Distribution in connection with the Distribution Period ending on December 31, 2025.

“DPNCheck® Assets” means any assets, technology and intellectual property rights that are owned by, assigned to, or exclusively licensed by the Company and relating solely to the DPNCheck® Business, in each case, in existence on the date of the Merger Agreement.

“DPNCheck® Business” means the development, manufacturing, production, import, export, use, sale, commercialization, promotion, marketing, disposition or other exploitation of the Company’s medical device currently marketed under the brand name “DPNCheck®,” which is a nerve conduction test used to evaluate peripheral neuropathies, as such activities are conducted by or on behalf of the Company as of the date of the Merger Agreement.

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereby.

“First Net Sales Period” means the twelve-month period beginning on the first day of the first full calendar month after the Effective Date.

“First Quell Net Sales Payment” means an amount equal to the lesser of (a) eight percent (8%) of the Quell Net Sales during the First Net Sales Period and (b) $500,000; provided that if eight percent (8%) of the Quell Net Sales during the First Net Sales Period is less than $25,000, the First Quell Net Sales Payment shall be $0.00.

“Gross Proceeds” means, with respect to any Distribution Period during the Term, without duplication, the sum of all cash consideration (including any upfront payments, milestone payments, royalties and other amounts) paid to any Company Entity during such Distribution Period under [the][any] Disposition Agreement.

“Officer’s Certificate” means a certificate (a) signed by an authorized officer of Parent or the Company, in his or her capacity as such, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner.

“Net Sales Period” means each of the First Net Sales Period and the Second Net Sales Period.

“Net Sales Person” means any Company Entity, any person or entity that is (directly or indirectly) granted a license or sublicense to practice any rights pertaining to any Quell Products, or any person or entity to whom any rights or assets pertaining or relating to any Quell Product are transferred or assigned.

“Pre-MRIP Adjusted Proceeds” means, for any given Distribution Period during the Term, (a) Gross Proceeds received by the Company Entities during such Distribution Period, plus (b) the First Quell Net Sales Payment (with respect to the Distribution Period during which the First Net Sales Period ends), plus (c) the Second Quell Net Sales Payment (with respect to the Distribution Period during which the Second Net Sales Period ends), minus (d) Transaction Expenses of the Company Entities with respect to or incurred during such Distribution Period. For the avoidance of doubt, to the extent that a calculation of Pre-MRIP Adjusted Proceeds yields a negative number, then (i) the Pre-MRIP Adjusted Proceeds for such Distribution Period shall be zero and (ii) the absolute value of such negative number shall be treated as Transaction Expenses of the Company Entities for the next Distribution Period.

“Quell Net Sales” means, with respect to a Net Sales Period, the total gross amount that is collected by or on behalf of any Net Sales Person for the sale of any Quell Products to third parties, less deductions for: (a) customs and excise duties, tariffs and other taxes related to the sales to the extent that such items are included in the gross amount invoiced; (b) amounts repaid or credited by reason of product returns; (c) normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed; and (d) freight, transportation, warehousing, packaging and shipping charges to the extent that such items are included in the gross amount invoiced.

“Quell Products” means any of the Company’s prescription wearable neurotherapeutics devices currently marketed under the brand name “Quell.”

“Requisite Holders” means any Holder or Holders of at least twenty percent (20%) of the outstanding CVRs as set forth on the CVR Register.

“Second Net Sales Period” means the twelve-month period beginning on the first day after the end of the First Net Sales Period.

“Second Quell Net Sales Payment” means an amount equal to the lesser of (a) six percent (6%) of the Quell Net Sales during the Second Net Sales Period and (b) an amount equal to (i) $500,000 minus (ii) the amount of the First Quell Net Sales Payment; provided that if six percent (6%) of the Quell Net Sales during the Second Net Sales Period is less than $25,000, the Second Quell Net Sales Payment shall be $0.00.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereby.

“Term” means the period commencing on the Effective Date and ending on the earlier of (a) December 31 of the calendar year in which Parent shall have caused to be paid to the Holders pursuant to the terms hereof all Distributions with respect to all payments (including any contingent payments) contemplated to be made by the applicable Buyer pursuant to [the][each] Disposition Agreement, and (b) December 31 of the calendar year in which the five (5) year anniversary of the Effective Date shall have occurred (provided that if such five (5) year anniversary shall be during the month of December, such date shall be extended until March 31 of the immediately subsequent calendar year).

“Transaction Expenses” means, with respect to any Distribution Period during the Term, without duplication, (a) an expense reimbursement in the amount of $25,000 for each Distribution Period (pro-rated for any Distribution Period that is shorter than twelve months) to compensate the Company Entities for the administrative costs of complying with this Agreement, (b) all fees of the Rights Agent paid by the Company Entities pursuant to this Agreement for the applicable Distribution Period, (c) any payments made by any Company Entity pursuant to Section 3.02(f), Section 3.02(g) or Section 4.06 (but excluding any such payments to the extent they are (i) determined by a court of competent jurisdiction in a final and non-appealable decision or, in the case of an appealable decision, if the applicable Company Entity does not timely appeal such decision, to have arisen primarily as a result of a breach by any Company Entity of this Agreement or any Disposition Agreement or (ii) agreed to be made by a Company Entity under any compromise, settlement, stipulation or similar agreement in respect of a claim made by a party to this Agreement or any Disposition Agreement that any Company Entity has breached this Agreement or any Disposition Agreement), (d) out-of-pocket costs and expenses (if any) incurred by any of the Company Entities in connection with the termination or liquidation of any portion of the DPNCheck® Business that shall not have been the subject of a Disposition and (e) any tax imposed on the Company Entities on account of their receipt of Gross Proceeds and, without duplication, any income or other similar taxes payable by the Company Entities to the extent that such amount of tax liability would not have been incurred by the Company Entities but-for the receipt of such Gross Proceeds.

(b)	CONTINGENT VALUE RIGHTS

a.   Holders of CVRs; Appointment of Rights Agent.

i.  The CVRs represent the rights of Holders (granted to the initial Holders as of the Effective Date and as may be additionally granted, in each case pursuant to the Merger Agreement) to receive the contingent cash payments set forth in this Agreement.

ii.  Parent hereby appoints the Rights Agent to act as rights agent for the Holders in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

b.  Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

c.  No Certificate; Registration; Registration of Transfer; Change of Address.

i.  CVRs shall not be evidenced by a certificate or other instrument.

ii.  The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. Upon request of any Holder, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by such Holder and the contact information maintained by the Rights Agent with respect to each Holder.

iii.  Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

iv.  A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

d.  No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or the Company.

i.  CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

ii.  CVRs shall not represent any equity or ownership interest in the Company, Parent or any of their Affiliates.

e.  Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or the Company without consideration therefor. Nothing in this Agreement is intended to prohibit Parent or the Company from offering to acquire CVRs for consideration in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement, including the definition of Acting Holders and Article 5.

(c)	THE RIGHTS AGENT

a.  Certain Duties and Responsibilities.

i.  The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

ii.  Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this Article 3) to act as the Rights Agent. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or by the Acting Holders or the Requisite Holders, as applicable, in writing.

iii.  The Rights Agent may in its discretion or upon the written request of the Acting Holders or the Requisite Holders, as applicable, proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights.

b.  Certain Rights of Rights Agent.

i.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

ii.  The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

iii.  Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate or the written direction of the Acting Holders or the Requisite Holders, as applicable.

iv.  The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

v.  Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

vi.  Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.02(f) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

vii.  In addition to the indemnification provided under Section 3.02(f), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

c.  Resignation and Removal; Appointment of Successor.

i.  The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

ii.  Parent shall have the right to remove the Rights Agent at any time by a resolution of Parent’s board of directors specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

iii.  If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a resolution of Parent’s board of directors, and which successor Rights Agent shall, unless otherwise consented to in writing by the Acting Holders, be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

iv.  Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.04, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

v.  The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

d.  Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

(d)	COVENANTS

a.  List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, (a) with respect to Holders of CVRs granted with respect to shares of Company Common Stock, in such form as Parent receives from the Company’s former transfer agent with respect to such shares of Company Common Stock, the names and addresses of such Holders within twenty (20) Business Days following the Effective Date and (b) with respect to Holders of CVRs granted with respect to Company RSUs, Company RSAs or Company Options, the name and address of each such Holder set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement, within twenty (20) Business Days following the Effective Date. Thereafter, Parent shall furnish or cause to be furnished to the Rights Agent the names and addresses of any Holders to whom CVRs shall be required to be created pursuant to the Merger Agreement, including as a result of the conversion of any shares of Company Preferred Stock pursuant to the terms thereof.

b.  Payments.

i.  Parent shall deposit, or shall cause to be deposited, with the Rights Agent for payment to the Holders, the amount of the Distribution due with respect to a Distribution Period included in the Term: (a) no later than August 1, 2025, with respect to the Distribution to be made with a Distribution Calculation Date of July 1, 2025 (if any); and (b) with respect to the remaining Distributions, no later than ten (10) days following the date that an Annual Report on Form 10-K for the year preceding the applicable Distribution Calculation Date is required to be filed by Parent pursuant to the Exchange Act (provided that, if for any reason Parent shall cease to be subject to the reporting requirements of sections 13 and 15(d) of the Exchange Act, Parent shall deposit such amounts no later than sixty (60) days following the end of the applicable Distribution Period). In each of the foregoing cases, the Rights Agent will promptly, and in any event within five (5) Business Days of deposit of such amounts, pay the applicable Distributions to the Holders.

ii.  Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each payment otherwise payable pursuant to this Agreement, such amounts as the applicable Company Entity is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

iii.  The parties hereto agree that for U.S. federal income tax purposes, the CVRs are delivered to the Holders as partial consideration in the merger of Merger Sub with and into the Company as contemplated by the Merger Agreement, and Parent shall report the CVRs as gross proceeds from the disposition of shares of Company Common Stock and file or cause to be reported and filed all tax returns consistently therewith to the extent required by applicable law.

c.  Books and Records. During the Term and for a period of three (3) years thereafter, Parent shall, and shall cause the Company Entities to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

d.  Reporting.

i.  During the Term, Parent shall provide to the Rights Agent the following information as of each date of deposit of the applicable Distribution, with respect to the corresponding Distribution Period: Gross Proceeds, Quell Net Sales (with respect to the applicable Distribution Periods and including an itemization of the deductions contemplated in the definition thereof), Transaction Expenses, Pre-MRIP Adjusted Proceeds, MRIP Contingent Consideration, and the calculation of Distributions, in each of the foregoing cases in accordance with the definitions thereof as set forth in this Agreement or in the Merger Agreement, as the case may be. Delivery of the reports, information and documents described in this Section 4.04(a) shall not constitute constructive notice of any information contained therein or determinable therefrom, including Parent’s compliance with any of its covenants or other obligations hereunder. All amounts described above shall be calculated in accordance with GAAP and in a manner consistent with Parent’s accounting practices and its most recent annual audited financial statements filed with the SEC, except as otherwise set forth herein.

ii.  During the Term, Parent shall make available to the Rights Agent or any designated representative of the Requisite Holders copies of development reports, royalty reports and any other material correspondence or progress reports received by the Company Entities under [the][any] Disposition Agreement within the current and the prior two calendar years.

e.  Audit Rights. The Rights Agent shall have the right to request, and if so instructed by the Requisite Holders, the Rights Agent shall request, an audit (which request shall not be made more than once per calendar year) of the applicable Distributions payable with respect to Distribution Periods in the prior calendar year and the current calendar year. The audit shall be conducted by an independent public accounting firm mutually selected by Parent and the Rights Agent. Parent may require such accounting firm to execute a reasonable confidentiality agreement with Parent prior to commencing the audit. Parent, on one hand, and the Rights Agent, on the other hand, may submit to such independent accounting firm its own positions regarding the determination of the applicable amounts of the Distributions (and the Rights Agent shall so submit the positions that the Requisite Holders shall have instructed the Rights Agent to submit), Gross Proceeds, Quell Net Sales, and Transaction Expenses, in each case for the applicable Distribution Periods subject to such audit. The fees of the auditor shall be borne by the Holders, unless the audit reveals the underpayment of Distributions by more than 10% in the aggregate over the audited Distribution Periods, in which case Parent shall bear the costs of the audit. Following such an audit, any overpayment of Distributions shall be withheld from future Distributions, while any underpayment shall be paid to the Holders together with the next regularly occurring Distribution.

f.  Enforcement and Compliance. During the Term, Parent shall, and shall cause the applicable Company Entities to, use commercially reasonable efforts to (a) consummate the transactions contemplated by [the][any] Disposition Agreement, (b) comply in all material respects with their respective covenants, obligations and agreements under [the][any] Disposition Agreement, and (c) enforce such Company Entity’s rights under [the][each] Disposition Agreement and exercise such rights and remedies available with respect thereto, whether under [the][such] Disposition Agreement or by operation of applicable law; provided that Parent shall not be obligated to incur any costs or expenses in connection with its obligations under this Section 4.06 which costs or expenses are not reasonably expected by Parent, in its reasonable discretion, to be offset in full by Gross Proceeds to be received during the Term.

g.  Change of Control. In the event that Parent desires to consummate a Change of Control during the Term, Parent will cause the person acquiring or succeeding to Parent (if applicable pursuant to the structure of such Change of Control) in connection with such Change of Control to assume Parent’s obligations, duties and covenants under this Agreement, effective as of the effective time of such Change of Control and in an instrument supplemental hereto executed and delivered by such person to the Rights Agent.

(e)	AMENDMENTS

a.  Amendments Without Consent of Holders.

i.  Parent and the Rights Agent at any time or from time to time, without the consent of any of the Holders, may enter into one or more amendments hereto for any of the following purposes:

1.  to evidence the appointment of another person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

2.  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

3.  to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

4.  as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

ii.  Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 5.01, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, including a copy of such amendment and setting forth in general terms the substance of such amendment.

b.  Amendments with Consent of Holders.

i.  In addition to any amendments to this Agreement that may be made without the consent of any Holder pursuant to Section 5.01, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

ii.  Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 5.02, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, including a copy of such amendment and setting forth in general terms the substance of such amendment.

c.  Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon Officer’s Certificates of Parent stating that its execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

d.  Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f)	MISCELLANEOUS

a.  Notices. All notices, requests and other communications to the parties hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgment of receipt) and shall be given:

i.  if to the Rights Agent, to:

[____________________]

[____________________]

Attention:

Email:

ii.  if to Parent, to:

electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

Attention: Dan Goldberger

Email:

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:

Email:

or to such other address or email address as such party may hereafter specify for the purpose by written notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

b.  Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

c.  Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

d.  Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Parent may not assign this Agreement without the prior written consent of the Acting Holders. Each of Parent’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the Distributions and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.04 shall be void and of no effect.

e.  Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Rights Agent or the Requisite Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

f.  Governing Law. This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

g.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

h.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.08.

i.  Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

j.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

k.  Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder on the last day of the Term. Section 3.02(f), Article 6 and any provisions which by their own terms require performance following the end of the Term (including any payments required to be made after the end of the Term with respect to Distributions relating to Distribution Periods occurring within the Term) shall survive the expiration or termination of this Agreement in accordance with their own terms. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement will relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

l.  Construction.

i.  For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

ii.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

iii.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

iv.  To the extent any amounts required to be calculated or determined hereunder, including any Gross Proceeds or Transaction Expenses, are incurred or paid in a currency other than U.S. dollars, such amounts shall be converted into U.S. dollars using the applicable exchange rate in effect for the date on which such amount was paid or incurred, as reported by The Wall Street Journal.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ELECTROCORE, INC.

By:
Name:	Dan Goldberger
Title:	President and Chief Executive Officer

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT C

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEUROMETRIX, INC.

               NeuroMetrix, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.  The name of the Corporation is NeuroMetrix, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 25, 2001 under the name "New NeuroMetrix, Inc." (the "Original Certificate").

2.  A Certificate of Merger was filed with the Secretary of State of the State of Delaware on May 14, 2001 merging NeuroMetrix, Inc., a Massachusetts corporation, with and into the Corporation under the name "NeuroMetrix, Inc." (the "Certificate of Merger").

3.  The Original Certificate, as amended by the Certificate of Merger, was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 19, 2002 (the "Amended and Restated Certificate").

4.  The Amended and Restated Certificate was amended by Certificates of Amendment filed with the Secretary of State of the State of Delaware on March 12, 2004 and June 21, 2004 (the "Certificates of Amendment").

5.  The Amended and Restated Certificate, as amended by the Certificates of Amendment, was amended and restated by a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 15, 2004 (the "Second Amended and Restated Certificate").

6.  The Second Amended and Restated Certificate was amended and restated by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 27, 2004 (the “Third Amended and Restated Certificate”).

7. The Third Amended and Restated Certificate was amended by Certificates of Amendment filed with the Secretary of State of the State of Delaware on September 1, 2011, February 15, 2013, December 1, 2015, May 11, 2017, November 18, 2019 and November 21, 2023 (the “Certificates of Amendment to the Third Amended and Restated Certificate”).

8.  This Fourth Amended and Restated Certificate of Incorporation (this "Certificate") amends, restates and integrates the provisions of the Third Amended and Restated Certificate, as amended by the Certificates of Amendment to the Third Amended and Restated Certificate, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the "DGCL").

9.  This Fourth Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

10.  This Fourth Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated [●] 2024 (the “Merger Agreement”), by and among the Corporation, electroCore, Inc. and [NM Merger Sub Inc.]

11.  The text of the Third Amended and Restated Certificate, as amended by the Certificates of Amendment to the Third Amended and Restated Certificate, is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME

The name of the corporation is NeuroMetrix, Inc. (hereinafter called the "Corporation").

ARTICLE II

REGISTERED AGENT

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, New Castle County. The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1  Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is [______] ([__]) shares, of which (i) one thousand ([1,000]) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) [two hundred thirty five thousand eight hundred four (235,804)]1 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

1 Note to Draft: This is the number of shares of Preferred Stock currently issued and outstanding (assuming the current numbers included in the capitalization rep of the Merger Agreement are accurate).

4.2  Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

4.3  Common Stock.

a.  Voting.

(i)  Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)  Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)  Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

b.  Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

c.  Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

STOCKHOLDER ACTION

5.2  Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof

5.3  Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

6.1  General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

6.2  Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the "Bylaws") shall so provide.

6.3  Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The Directors of the Corporation initially will be assigned to be Class I Directors, Class II Directors and Class III Directors of the Corporation in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2005, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2006, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

6.4  Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

6.5  Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

               Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

8.1  Amendment by Directors.    Except as otherwise provided by law, the Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

8.2  Amendment by Stockholders.    The Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the Bylaws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

               The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

10.1  Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

10.2  Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Fourth Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fourth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Fourth Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

IN WITNESS WHEROF, NeuroMetrix, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of ______, 2024.

NEUROMETRIX, INC.

By:
Name:	Shai Gozani, M.D., Ph.D.
Title:	President and Chief Executive Officer

[Signature page to Fourth Amended and Restated Certificate of Incorporation]

EXHIBIT D

BYLAWS of the SURVIVING CORPORATION

AMENDED AND RESTATED

BYLAWS

OF

NEUROMETRIX, INC.

(the “Corporation”)

ARTICLE I
OFFICES

SECTION 1.01.  Registered Office. The address of the registered office of the Corporation in the State of Delaware shall be at the location originally designated upon formation of the Corporation or at a location otherwise designated by the Corporation’s Board of Directors (the “Board of Directors”). The Corporation’s registered agent shall be the agent originally designated upon formation of the Corporation or as otherwise designated by the Board of Directors.

SECTION 1.02.  Other Offices. The Corporation may also have offices at such other places both within and without the state of Delaware as the Board of Directors or principal executive officer may from time to time determine or the business of the Corporation may require, so long as the Corporation is qualified to do business in such place.

ARTICLE II
MEETINGS OF STOCKHOLDERS

SECTION 2.01.  Annual Meeting.

(a)  The annual meeting of stockholders for the election of directors, and for the transaction of any other proper business, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in SECTION 2.01(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this SECTION 2.01.

(b)  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of SECTION 2.01(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) such other business must be a proper matter for stockholder action under the Delaware General Corporation Law (the “DGCL”) and applicable law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined in this SECTION 2.01(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)  Notwithstanding anything in the second sentence of SECTION 2.01(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d)  Only such persons who are nominated in accordance with the procedures set forth in this SECTION 2.01 (or elected or appointed pursuant to ARTICLE IV of these Bylaws) shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this SECTION 2.01. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

SECTION 2.02.  Special Meeting.

(a)  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Corporation’s certificate of incorporation (as may be amended from time to time, the “Certificate of Incorporation”), may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or by the Board of Directors or by written order of a majority of the directors and shall be called by the President, the Chief Executive Officer or the Secretary at the request in writing of stockholders owning not less than ten percent (10%) of the capital stock of the Corporation issued and outstanding and entitled to vote.

(b)  If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the Corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Nothing contained in this SECTION 2.02(b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

SECTION 2.03.  Place of Meeting. All meetings of stockholders shall be held at such place, if any, either within or without the state of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of such meeting. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the Corporation. Alternatively, the Board of Directors may, in its sole discretion and subject to such guidelines and procedures as the Board of Directors may from time to time adopt, determine that the meeting shall not be held at any specific place, but may instead be held solely by means of remote communication as provided under the DGCL.

SECTION 2.04.  Notice of Meeting. Written or other proper notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meetings, and, in the case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before the meeting, except for any notice of a meeting to act on a plan of merger or consolidation or on the sale, lease or exchange of all or substantially all of the Corporation property and assets (including its goodwill and corporate franchises), which shall be given not fewer than twenty (20) nor more than sixty (60) days in advance of such meeting.

SECTION 2.05.  Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a specific place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as provided by SECTION 2.12 and the DGCL, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

SECTION 2.06.  Quorum. At any meeting of the stockholders, the holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by statute, by the Certificate of Incorporation or by these Bylaws, provided, however, that where a separate vote by a class or series is required with respect to the matter, a majority of the outstanding shares of such class or series, present in person or represented by proxy, shall also be required for a quorum with respect to the matter. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 2.07.  Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum is present or represented, the Corporation may transact any business which might have been transacted at the original meeting pursuant to the Certificate of Incorporation, these Bylaws or applicable law. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 2.08.  Voting. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, including without limitation, SECTION 3.02: (a) each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder; (b) in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors; (d) where a separate vote by a class or classes or series is required, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter; and (e) the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

SECTION 2.09.  Action by Written Consent of Stockholders. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this SECTION 2.09, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. For the purposes of this SECTION 2.09 to the extent permitted by law, an electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated as of the date on which such writing or other electronic transmission is transmitted, and any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

SECTION 2.10.  Voting of Stock of Certain Holders. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of SECTION 2.05, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements). Shares of the Corporation’s capital stock standing in the name of another business entity, domestic or foreign, may be voted by such officer, agent, or proxy as these Bylaws or applicable governance document of such business entity may prescribe, or in the absence of such provision, as the board of directors or applicable managers of such business entity may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a receiver may be voted by such receiver, either in person or by proxy.

SECTION 2.11.  Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares of the Corporation’s capital stock.

SECTION 2.12.  Record Date. The Board of Directors may fix in advance a date, which shall not be more than sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, nor more than sixty (60) days preceding the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining a consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid. If the Board of Directors does not so fix a record date:

(a)  The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)  The record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the Corporation.

(c)  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, if such adjournment is for thirty (30) days or less; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE III
BOARD OF DIRECTORS

SECTION 3.01.  Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 3.02.  Number, Election and Term. The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board of Directors and shall be set forth in the notice of any meeting of stockholders held for the purpose of electing directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(a)  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at the annual meeting of stockholders, except as provided in SECTION 3.03, and each director elected shall hold office until his or her successor has been elected and qualified or, if earlier, his or her death, resignation, retirement, disqualification or removal.

(b)  The vote of any stockholder on an election of directors may be taken in any manner and no such vote shall be required to be taken by written ballot or by electronic transmission unless otherwise required by law.

(c)  Directors need not be residents of the state of Delaware, citizens of the United States of America or stockholders of the Corporation.

(d)  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

SECTION 3.03.  Vacancies, Additional Directors, and Removal from Office.

(a)  Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, if any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office (including any directors that have tendered a resignation effective at a future date), even though less than a quorum of the Board of Directors, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b)  Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (1) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors or (2) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation, entitled to elect such director.

SECTION 3.04.  Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation from the Board of Directors shall be deemed to take effect immediately upon receipt by the Corporation of such notice or at a later time, or upon the occurrence of a later event or events, as the director may specify in the notice.

SECTION 3.05.  Regular Meetings. A regular meeting of the Board of Directors shall be held each year, without other notice than this SECTION 3.05, at the place of, and immediately following, the annual meeting of stockholders; and other regular meetings of the Board of Directors may be held at such places (within or without the state of Delaware), if any, and at such times as the Board of Directors may provide, by resolution, without other notice than such resolution.

SECTION 3.06.  Special Meetings. A special meeting of the Board of Directors may be called by the Chairman of the Board of Directors, by the President of the Corporation or the Chief Executive Officer of the Corporation. Further, the Secretary shall call a special meeting of the Board of Directors on the written request of any director. Notice of special meetings of the Board of Directors shall be given to each director at least forty-eight (48) hours prior to the time of such meeting and shall be given in writing or by electronic transmission pursuant to SECTION 5.01. Each such notice shall state the time and place (within or without the state of Delaware), if any, of the meeting but need not state the purposes thereof, except that notice shall be given of any proposed amendment to the Bylaws if it is to be adopted at any special meeting or with respect to any other matter where notice is required by statute or by these Bylaws.

SECTION 3.07.  Quorum and Voting. Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving (not including any vacancies); provided, however, that such number shall never be less than one-third (1/3) of the total number of directors except that when one director is authorized, then one director shall constitute a quorum. At any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in this SECTION 3.07 to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors. At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. A director of the Corporation who is present at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, at which any action is taken shall be deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director's arrival, to holding the meeting or transacting any business at such meeting, (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of the director's dissent or abstention to the presiding officer of the meeting before its adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

SECTION 3.08.  Meetings by Electronic Communications Equipment. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.09.  Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10.  Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. In addition, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Nothing herein shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings or serving on such committees.

SECTION 3.11.  Chairman of the Board of Directors. The Corporation may also have, at the discretion of the Board of Directors, a chairman of the Board of Directors who shall not be considered an officer of the Corporation.

ARTICLE IV
COMMITTEES

SECTION 4.01.  Designation, Powers and Name. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, including, if they shall so determine, an Executive Committee, each such committee to consist of one or more of the directors of the Corporation. Unless prohibited by Section 141(c) of the DGCL, the committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution. The committee may authorize the seal of the Corporation (if any) to be affixed to all papers that may require it. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 4.02.  Minutes. Each committee of the Board of Directors shall keep regular minutes of its proceedings and actions and report on its proceedings and actions to the Board of Directors when required.

ARTICLE V
NOTICE

SECTION 5.01.  Methods of Giving Notice. Whenever, under the provisions of applicable statutes, the Certificate of Incorporation or these Bylaws, notice is required to be given to any director, member of any committee or stockholder, it shall not be necessary that personal notice be given, and such notice may be given in writing, by mail, addressed to such director, member, or stockholder at his, her or its address as it appears on the records of the Corporation or at his, her or its residence or usual place of business, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited with the United States Postal Service. Notice also may be given in any other proper form, as authorized by the DGCL. Notice that is given by facsimile shall be deemed delivered when sent to a number at which any director, member or stockholder has consented to receive such notice. Notice that is given in person or by telephone shall be deemed to be given when the same shall be delivered. Without limiting the manner by which notice otherwise may be given effectively to any director, member or stockholder, any notice given under any provision of these Bylaws shall be effective if given by a form of electronic transmission consented to by such person. Notice given by electronic mail shall be deemed delivered when directed to an electronic mail address at which such person has consented to receive notice and notice given by a posting on an electronic network together with separate notice to such person of such specific posting shall be deemed delivered upon the later of (a) such posting and (b) the giving of such separate notice. Notice given by any other form of electronic transmission shall be deemed given when directed to any director, member or stockholder in the manner consented to by such director, member or stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that a notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

SECTION 5.02.  Consent to Electronic Notice. Subject to the limitations set forth in Section 232(e) of the DGCL, each stockholder, by acceptance of his or her certificate for shares of capital stock of the Corporation, consents to the delivery of any notice to stockholders given by the Corporation under the DGCL or the Certificate of Incorporation or these Bylaws by (i) facsimile telecommunication to the facsimile number for the stockholder, if any, in the Corporation’s records, (ii) electronic mail to the electronic mail address for the stockholder, if any, in the Corporation’s records, (iii) posting on an electronic network together with separate notice to the stockholder of such specific posting, or (iv) any other form of electronic transmission (as defined in the DGCL) directed to the stockholder. The foregoing consent may be revoked by a stockholder by written notice to the Corporation and may be deemed revoked in the circumstances specified in Section 232 of the DGCL.

SECTION 5.03.  Waiver. Whenever any notice is required to be given under the provisions of an applicable statute, the Certificate of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 5.04.  Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

ARTICLE VI
OFFICERS

SECTION 6.01.  Officers. The officers of the Corporation may include the following: a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, a Secretary or a Treasurer. The Board of Directors may appoint such other officers and agents, including a Chief Executive Officer, Chief Financial Officer, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Directors shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors. Any two or more offices may be held by the same person. None of the officers need be a director, and none of the officers need be a stockholder of the Corporation.

SECTION 6.02.  Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first regular meeting held after the annual meeting of stockholders or as soon thereafter as conveniently possible. Each officer shall hold office until his or her successor shall have been elected and shall have qualified or until his or her death or the effective date of his or her resignation or removal.

SECTION 6.03.  Removal and Resignation. Any officer elected by the Board of Directors may be removed with or without cause, for any or no reason, at any time by the Board of Directors. Any officer may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6.04.  Vacancies. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 6.05.  Salaries. The compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his or her also being a director.

SECTION 6.06.  President; Chief Executive Officer. The President and the Chief Executive Officer (if such office is created by the Board of Directors), which posts may be held by the same or different persons, shall be the chief executive officers of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control the business and affairs of the Corporation. In the absence of the Chairman of the Board of Directors or the Vice Chairman of the Board of Directors (if such positions are created by the Board of Directors), the President or the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the stockholders. Either such person may also preside at any such meeting attended by the Chairman or Vice Chairman of the Board of Directors if he or she is so designated by the Chairman, or in the Chairman’s absence by the Vice Chairman. Both shall have the power to appoint and remove subordinate officers, agents, and employees, except those elected or appointed by the Board of Directors. The President and the Chief Executive Officer both shall keep the Board of Directors and the Executive Committee fully informed and shall consult them concerning the business of the Corporation. Either may sign certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these Bylaws or by the Board of Directors to some other officer or agent of the Corporation, or shall be required by law to be otherwise executed. Either shall vote, or give a proxy to any other officer of the Corporation to vote, all shares of stock of any other Corporation standing in the name of the Corporation and in general he or she shall perform all other duties normally incident to the office of President or Chief Executive Officer, as the case may be, and such other duties as may be prescribed by the stockholders, the Board of Directors or the Executive Committee from time to time.

SECTION 6.07.  Chief Financial Officer. The Chief Financial Officer (if such office is created by the Board of Directors) shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Chief Executive Officer, the President or by the Board of Directors. Subject to the authority of the Board of Directors, the Chief Financial Officer shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors shall designate from time to time.  To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.  The President may direct the Treasurer, if any, or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors shall designate from time to time.

SECTION 6.08.  Vice Presidents. In the absence of the President and the Chief Executive Officer, or in the event of their inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board of Directors) shall perform the duties and exercise the powers of the President and the Chief Executive Officer. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the Corporation. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President, the Chief Executive Officer or the Board of Directors.

SECTION 6.09.  Secretary. The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the Corporation (if any), and see that the seal of the Corporation or a facsimile thereof (if any), is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (d) keep or cause to be kept a register of the post office address and electronic mail address (if provided) of each stockholder which shall be furnished by such stockholder; (e) sign with the President, the Chief Executive Officer or an Executive Vice President or Vice President, certificates for shares of the Corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation and (g) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President, the Chief Executive Officer or the Board of Directors.

SECTION 6.10.  Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine. He or she shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever and deposit all such moneys in the name of the Corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of SECTION 7.03 of these Bylaws; (c) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the President, or the Chief Executive Officer, a statement of financial condition of the Corporation in such detail as may be required; and (d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, the Chief Executive Officer or the Board of Directors.

SECTION 6.11.  Assistant Secretary and Treasurer. The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, the Chief Executive Officer, the Board of Directors, or the Executive Committee. The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his or her office. The Assistant Secretaries may sign, with the President, the Chief Executive Officer or a Vice President, certificates for shares of the Corporation, the issue of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

ARTICLE VII
CONTRACTS, CHECKS, DEPOSITS AND SECURITIES

SECTION 7.01.  Contracts. The Board of Directors may authorize any officer, officers, agent, or agents, to enter into or execute or affix the seal of the Corporation or a facsimile thereof (if any) to, any contract and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. Unless such power is so authorized or ratified by the Board of Directors, provided in these Bylaws, or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

SECTION 7.02.  Checks. All checks, demands, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as shall be determined by the Board of Directors. The Board of Directors may delegate to an office the authority to make such determinations and authorizations.

SECTION 7.03.  Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

SECTION 7.04.  Voting of Securities Owned by the Corporation. All stock and other securities of other Corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VIII
CERTIFICATES OF STOCK

SECTION 8.01.  Form and Execution. The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Certificates for the shares of stock, if any, of the Corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of shares of stock in the Corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers, including but not limited to the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

SECTION 8.02.  Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require (a) the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, (b) such owner to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed, or (c) both requirements set forth in (a) and (b) of this SECTION 8.02.

SECTION 8.03.  Transfers. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person's attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

SECTION 8.04.  Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

SECTION 8.05.  Class or Series. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DCL or a statement that the Corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ARTICLE IX
DIVIDENDS

SECTION 9.01.  Declaration. Subject to the provisions of the Certificate of Incorporation, if any, dividends with respect to the shares of the Corporation’s capital stock may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.

SECTION 9.02.  Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
INDEMNIFICATION

SECTION 10.01.  Definitions. For purposes of this Article:

(a)  “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, or (iii) as a director, partner, trustee, officer, employee or agent of any other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation. For purposes of this SECTION 10.01(a), an Officer or Director of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent Corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)  “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c)  “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)  “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)  “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(f)  “Officer” means any person who serves or has served the Corporation as an officer appointed by the Board of Directors of the Corporation;

(g)  “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(h)  “Subsidiary” shall mean any Corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such Corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such Corporation, partnership, limited liability company, joint venture or other entity.

SECTION 10.02.  Indemnification of Directors and Officers. Subject to the operation of Section 10.04 of this Article X of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against any and all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this SECTION 10.02 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce an Officer or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 10.03.  Indemnification of Non-Officer Employees. Subject to the operation of Section 10.04 of this Article X of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this SECTION 10.03 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Corporation.

SECTION 10.04.  Good Faith. Unless ordered by a court, no indemnification shall be provided pursuant to this Article X to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 10.05.  Advancement of Expenses to Directors Prior to Final Disposition.

(a)  The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within ten (10) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b)  If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within 10 days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article X shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)  In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 10.06.  Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)  The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer and Non-Officer Employee in connection with any Proceeding in which such is involved by reason of the Corporate Status of such Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)  In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 10.07.  Contractual Nature of Rights.

(a)  The foregoing provisions of this Article X shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article X is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(b)  If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article X shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c)  In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 10.08.  Non-Exclusivity of Rights. The rights to indemnification and advancement of Expenses set forth in this Article X shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 10.09.  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article X.

SECTION 10.10.  Other Indemnification. The Corporation’s obligation, if any, to indemnify any person under this Article X as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, joint venture, trust, employee benefit plan or enterprise.

ARTICLE XI
RIGHT OF FIRST REFUSAL

SECTION 11.01.  Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of common stock of the Corporation (“Common Stock”) or any right or interest therein held by such stockholder, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”), except by a Transfer which meets the requirements hereinafter set forth in this SECTION 11.01.

(a)  If the stockholder receives a bona fide offer acceptable to the stockholder to purchase any Common Stock held by such stockholder, then the stockholder shall first give written notice thereof to the Corporation (the “Transfer Notice”). The notice shall name the proposed transferee and state the number of shares of Common Stock to be transferred (the “Transfer Stock”), the price per share and all other terms and conditions of the offer.

(b)  For fifteen (15) days following receipt of the Transfer Notice, the Corporation shall have the right to deny the Transfer by written notice for any legitimate corporate purpose, as determined by the Board of Directors, which shall include, but not be limited to: (i) if such Transfer to individuals, companies or any other form of entity identified by the Corporation as a potential competitor or considered by the Corporation to be unfriendly; or (ii) if such Transfer increases the risk of the Corporation having a class of security held of record by two thousand (2,000) or more persons, or five hundred (500) or more persons who are not accredited investors (as such term is defined by the SEC), as described in Section 12(g) of the 1934 Act and any related regulations, or otherwise requiring the Corporation to register any class of securities under the 1934 Act; or (iii) if such Transfer would result in the loss of any federal or state securities law exemption relied upon by the Corporation in connection with the initial issuance of such shares or the issuance of any other securities; or (iv) if such Transfer is facilitated in any manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation any trading portal or internet site intended to facilitate secondary transfers of securities; or (v) if such Transfer is to be effected in a brokered transaction. The Corporation or its assigns shall also, whether or not the Corporation has any legitimate corporate purpose for denying the Transfer, have the option to purchase any or all of the Transfer Stock at the price and upon the terms set forth in such Transfer Notice. In the event the Corporation elects to purchase any or all of the Transfer Stock, it shall give written notice to the selling stockholder of its election and settlement for said Common Stock shall be made as provided below in SECTION 11.01(c).

(c)  If the Corporation or any assignee of the Corporation elects to acquire any of the Transfer Stock, the Corporation or such assignee shall so notify the selling stockholder and settlement thereof shall be made within thirty (30) days after the Corporation receives the Transfer Notice; provided that if the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the Corporation or such assignee may pay the cash value equivalent thereof, (as determined in good faith by the Corporation’s Board of Directors), on the same terms and conditions set forth in the Transfer Notice.

(d)  If the Corporation or its assignee does not elect to acquire all of the Transfer Stock in accordance with SECTION 11.01(c) above, the selling stockholder may, within the sixty (60) day period following the Corporation’s receipt of the Transfer Notice, if the Corporation has not denied the Transfer in writing for a legitimate corporate purpose, sell all, but not less than all, of the Transfer Stock which was not acquired by the Corporation or its assignee, provided that said sale shall not be on terms or conditions more favorable to the purchaser than those contained in the bona fide offer set forth in the Transfer Notice. All Transfer Stock shall continue to be subject to the provisions of this SECTION 11.01 in the same manner as before said transfer.

(e)  Notwithstanding the above, the following transactions shall be exempt from the provisions of this SECTION 11.01:

(1)  A stockholder’s transfer of any or all Common Stock to such stockholder’s spouse (including, without limitation, any domestic partner or partner by virtue of same-sex marriage and/or civil union), lineal or adopted descendent, father, mother, brother, or sister.

(2)  A stockholder’s bona fide pledge or mortgage of any or all Common Stock with a commercial lending institution.

(3)  A stockholder’s transfer of any or all of such stockholder’s Common Stock to any other stockholder of the Corporation.

(4)  A stockholder’s transfer of any or all of such stockholder’s Common Stock to a person who, at the time of such transfer, is an officer or director of the Corporation in a transaction approved by the Board of Directors.

(5)  In the case of a stockholder that is an entity, upon a transfer by such stockholder to any of its Affiliates (as hereinafter defined) or the stockholders, members, partners or other equity holders of it or its Affiliates, including but not limited to, transfers in connection with the dissolution of one or more of its Affiliates. “Affiliate” as used herein shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, including, without limitation, any partner, officer, director, or member of such person or entity and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners (or members thereof) or shares the same management company (or members thereof) with such person or entity.

(6)  A stockholder’s transfer of any or all of such stockholder’s Common Stock that is subject to an agreement between such stockholder and the Corporation containing a contractual right of first refusal in favor of the Corporation (such agreement, a “ROFR Agreement”), provided that such stockholder’s transfer of shares is made in compliance with the terms of the ROFR Agreement.

(f)  In any such case (including any transaction included in SECTION 11.01(e) above), the transferee, assignee, or other recipient shall receive and hold such Common Stock subject to the provisions of this SECTION 11.01, and there shall be no further transfer of such Common Stock except in accord with this SECTION 11.01.

(g)  Any sale or Transfer, or purported sale or Transfer, of Common Stock shall be null and void unless the terms, conditions, and provisions of this SECTION 11.01 are strictly observed and followed.

(h)  The foregoing restriction on Transfer and right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(1)  upon the date Common Stock of the Corporation is first offered to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended; or

(2)  upon any deemed liquidation event (as may be defined in the Certificate of Incorporation).

The certificates representing the Common Stock shall bear the following legend so long as the foregoing right of first refusal remains in effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

(i)  The provisions of this SECTION 11.01 shall not apply to any Transfer of shares of preferred stock of the Corporation or the shares of Common Stock issued upon conversion thereof.

ARTICLE XII
MISCELLANEOUS

SECTION 12.01.  Seal. The Board of Directors may, but is not required to, adopt a corporate seal. The corporate seal, if one is adopted by the Board of Directors, may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

SECTION 12.02.  Books and Records. The books and records maintained by the Corporation, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and may be kept (subject to any provision contained in the statutes) outside the state of Delaware at the offices of the Corporation, or at such other place or places as may be designated from time to time by the Board of Directors. The Corporation shall convert any records not kept in a paper medium upon the request of any person entitled to inspect such records pursuant to applicable law.

SECTION 12.03.  Fiscal Year. The fiscal year of the Corporation shall be the same as the calendar year unless otherwise fixed by resolution of the Board of Directors.

SECTION 12.04.  Annual Report.

(a)  Subject to the provisions of SECTION 12.04(b) below, the Board of Directors shall cause an annual report to be sent to each stockholder of the Corporation not later than one hundred twenty (120) days after the close of the Corporation’s fiscal year. Such report shall include a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the Corporation that such statements were prepared without audit from the books and records of the Corporation. Such report shall be sent to stockholders at least fifteen (15) days prior to the next annual meeting of stockholders after the end of the fiscal year to which it relates.

(b)  If and so long as there are fewer than one hundred (100) holders of record of the Corporation’s shares, the requirement of sending of an annual report to the stockholders of the Corporation is hereby expressly waived.

SECTION 12.05.  Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE XIII
SECTION HEADINGS

The headings contained in these Bylaws are for reference purposes only and shall not be construed to be part of and shall not affect in any way the meaning or interpretation of these Bylaws.

ARTICLE XIV
AMENDMENT

SECTION 14.01.  Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

SECTION 14.02.  Amendment by Stockholders. These Bylaws may be amended or repealed at any annual meeting of the stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate of Incorporation, these Bylaws, or other applicable law.

* * End * *

EXHIBIT E

FORM OF RESIGNATION LETTER

[DATE]

NeuroMetrix, Inc.

4B Gill Street

Woburn, MA 01801

Attention: Shai Gozani

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of December [●], 2024 (as amended, the “Merger Agreement”), by and among electroCore, Inc., a Delaware corporation (“Parent”), Nexus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and NeuroMetrix, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned in the Merger Agreement.

Effective as of, and contingent upon, the Effective Time, I hereby voluntarily and irrevocably resign, without the need for acceptance or further action by any person, from any and all positions that I hold with the Company, including any position as a director, officer, manager or member of a board committee. Notwithstanding the foregoing, it is understood and agreed that the foregoing shall not constitute resignation from the undersigned’s employment with the Company, if applicable.

I acknowledge and confirm that, as of the Effective Time, I have no claim or right of action of any kind outstanding against the Company as a result of my position as a director, officer, manager or member of a board committee of the Company, other than any Retained Claim (as defined below). To the extent that any such claim (each such claim, other than a Retained Claim, a “Released Claim”) exists as of the Effective Time, effective as of immediately prior to the Effective Time, I hereby: (a) irrevocably waive such Released Claim and release the Company from any liability in respect thereof and (b) waive any right to indemnification from the Company (but not, for the avoidance of doubt, under any applicable director and officer insurance policy, to the extent of any available coverage) with respect to such Released Claim, including any right to advancement of expenses, under any Company organizational document or any other contract or agreement.

Notwithstanding the acknowledgement and release set forth above, I am not waiving any rights that I may have from and after the Effective Time (i) to receive the applicable Merger Consideration pursuant to the terms of the Merger Agreement, (ii) to receive the applicable Contingent Payments pursuant to the terms of the CVR Agreement, (iii) to receive payments pursuant to the MRIP, if applicable, (iv) with respect to any compensation that may become due as a result of any service provided after the Effective Time to the Company or any accrued and unpaid severance or similar compensation (including pursuant to any agreement relating to payment of severance), or (v) with respect to indemnification relating to (A) any Transaction Litigation, (B) any Legal Proceeding brought by a third party after the Agreement Date and prior to the Effective Time and which has been disclosed to Parent, or (C) any other Legal Proceeding that may be brought by a third party from and after the Effective Time, in each case in this clause (v) pursuant to the organizational documents of the Company or any indemnification or similar agreement existing as of the date hereof (each of the claims described in the foregoing clauses (i) through (v), a “Retained Claim”).

Very truly yours,

[NAME]

E-1